As filed with the Securities and Exchange Commission on July 17, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GameSquare Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7900	99-1946435
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

6775 Cowboys Way, Ste. 1335

Frisco, Texas 75034

(216) 464-6400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Justin Kenna

Chief Executive Officer

GameSquare Holdings, Inc.

6775 Cowboys Way, Ste. 1335

Frisco, TX 75034

(216) 464-6400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Alan A. Lanis, Jr.

Baker & Hostetler LLP

1900 Avenue of the Stars, Suite 2700

Los Angeles, CA 90067

Tel: (310) 820-8800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, and it is not soliciting an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 17, 2024

Prospectus

GameSquare Holdings, Inc.

37,305,950 Shares of Common Stock

by Selling Stockholders

This prospectus relates to the resale from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”) of up to 37,305,950 shares of our common stock, par value $0.0001 per share (“Common Stock”), which includes: (i) 10,144,698 shares of Common Stock held directly or indirectly by certain Selling Stockholders; (ii) up to 1,161,252 shares of Common Stock issuable upon the exercise of warrants held directly or indirectly by certain Selling Stockholders; and (iii) up to 26,000,000 shares of Common Stock issuable upon the conversion of a convertible promissory note held by a Selling Stockholder. We will not receive any proceeds from the sale of such shares of Common Stock by the Selling Stockholders.

We will bear all of the registration expenses incurred in connection with the registration of these shares of Common Stock. The Selling Stockholders will pay discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of these shares of Common Stock.

The Selling Stockholders identified in this prospectus may offer the shares from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The shares may be sold at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. For more information on the Selling Stockholders, see the section entitled “Selling Stockholders.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision. Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “GAME”. On July 16, 2024, the last reported sales price of our Common Stock was $1.29 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus, as well as the other information contained in or incorporated by reference in this prospectus or in any accompanying prospectus supplement before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2024.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders (or their pledgees, donees, transferees or other successors-in-interest) may, from time to time, sell or otherwise dispose of the securities described in this prospectus in one or more offerings. We will not receive any proceeds from the sale by such Selling Stockholders of the securities offered by them described in this prospectus.

This prospectus provides you with a general description of the shares of Common Stock that the Selling Stockholders may sell or otherwise dispose of. You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the information incorporated by reference herein or therein. For information about the distribution of securities offered, please see “Plan of Distribution” below. You should carefully read both this prospectus and any prospectus supplement, together with the additional information described in “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before you make any investment decisions regarding the securities. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This prospectus summarizes certain documents and other information, and we refer you to them for a more complete understanding of what we discuss in this prospectus. All of the summaries are qualified in their entirety by the actual documents. In making an investment decision, you must rely on your own examination of the Company and the terms of the offering and the securities, including the merits and risks involved.

We are not making any representation to any purchasers of the securities regarding the legality of an investment in the securities by such purchasers. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor or tax advisor for legal, business and tax advice regarding an investment in the securities.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “GameSquare” “we,” “us,” “our” and similar terms refer to GameSquare Holdings, Inc., and, where appropriate, its subsidiaries.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and any related free writing prospectus, including the information incorporated by reference herein and therein, contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that involve substantial risks and uncertainties. These forward-looking statements depend upon events, risks and uncertainties that may be outside of our control. All statements other than statements of historical fact are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

●	the sufficiency of our cash, cash equivalents and investments to meet our liquidity needs;

●	our limited operating history and uncertain future prospects and rate of growth due to our limited operating history, including our ability to implement business plans and other expectations;

●	our ability to grow market share in our existing markets or any new markets we may enter;

●	our ability to maintain and grow the strength of our brand reputation;

●	our ability to achieve our objectives;

●	our ability to manage growth effectively;

●	our ability to retain existing and attract new Esports professionals, content creators and influencers;

●	our success in retaining or recruiting, or changes required in, our officers, directors and other key employees or independent contractors;

●	our ability to maintain and strengthen our community of brand partners, engaged consumers, content creators, influencers and Esports professionals, and the success of our strategic relationships with these and other third parties;

●	our ability to effectively compete within the industry;

●	our presence on the internet and various third-party mass media platforms;

●	risks related to data security and privacy, including the risk of cyber-attacks or other security incidents;

●	risks resulting from our global operations;

●	our ability to maintain the listing of our Common Stock on Nasdaq;

●	our securities’ potential liquidity and trading, including that the price of our securities may be volatile;

●	future issuances, sales or resales of our securities;

●	the grant and future exercise of registration rights;

●	our ability to secure future financing, if needed, and our ability to repay any future indebtedness when due;

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●	our ability to complete future offerings on acceptable terms;

●	the impact of the regulatory environment in our industry and complexities with compliance related to such environment, including our ability to comply with complex regulatory requirements;

●	our ability to maintain an effective system of internal controls over financial reporting;

●	our ability to respond to general economic conditions, including market interest rates;

●	our ability to execute on future acquisitions, mergers or dispositions; and

●	changes to accounting principles and guidelines.

We caution you not to rely on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus or the documents incorporated by reference in this prospectus, as applicable. Forward-looking statements are not guarantees of performance. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Other sections of this prospectus and the documents incorporated by reference herein describe additional factors that could adversely affect our business, financial condition or results of operations. We believe these factors include, but are not limited to, those described or incorporated by reference under “Risk Factors”. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus or any applicable prospectus supplement. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information or future developments, except as otherwise required by law.

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SUMMARY

This summary highlights selected information appearing elsewhere in or incorporated by reference into this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus and the documents incorporated by reference herein carefully, including the information referenced under the heading “Risk Factors” and in our financial statements, together with any accompanying prospectus supplement. Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we, ““us,” “our,” the “Company,” “GameSquare” and similar terms refer to GameSquare Holdings, Inc.

Overview

We are a vertically integrated, digital media, entertainment and technology company that connects global brands with gaming and youth culture audiences. Our end-to-end platform includes FaZe Clan, a lifestyle and media platform rooted in gaming and youth culture whose premium brand, talent network, and large audience can be monetized across a variety of products and services, GCN, a digital media company focused on gaming and esports audiences, Zoned, a gaming and lifestyle marketing agency, Code Red), a U.K. based esports talent agency, Fourth Frame Studios, a creative production studio, Mission Supply, a merchandise and consumer products business, Frankly Media, programmatic advertising, Stream Hatchet, live streaming analytics, and Sideqik a social influencer marketing platform.

FaZe Merger

On March 7, 2024 (the “Closing Date”), we consummated the previously announced merger (the “Closing”) of FaZe Holdings Inc., a Delaware corporation (“FaZe”), pursuant to that certain Agreement and Plan of Merger, dated October 19, 2023 (as amended, the “Merger Agreement”), by and among the Company, FaZe and GameSquare Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of GameSquare (“Merger Sub”), as amended by that certain First Amendment to Agreement and Plan of Merger, dated December 19, 2023, by and among the Company, FaZe and Merger Sub (the “Amendment to Merger Agreement”). The consummation of the Merger involved (i) prior to the Closing, the continuance of GameSquare from the laws of the Province of British Columbia to the laws of the State of Delaware so as to become a Delaware corporation (the “Domestication”) and (ii) the merger of Merger Sub with and into FaZe, with FaZe continuing as the surviving corporation and wholly-owned subsidiary of GameSquare (the “Merger”), as well as the other transactions contemplated in the Merger Agreement.

PIPE Financing

Substantially concurrently with the consummation of the Merger, we completed our previously announced private placement in public equity financing (the “PIPE Financing”). In connection with the PIPE Financing, we entered subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which we issued to the PIPE Investors an aggregate of 7,194,244 units at a purchase price per unit of $1.39, for aggregate gross proceeds of $10.0 million. Each unit consists of one share of Common Stock and a warrant to purchase 0.15 shares of Common Stock. As a result, we issued an aggregate of 7,194,224 shares of Common Stock (the “PIPE Shares”) and warrants to purchase up to 1,079,137 shares of Common Stock (the “PIPE Warrants”) pursuant to the PIPE Financing. Each whole PIPE Warrant is exercisable for one share of Common Stock at an exercise price of $1.55 per share for a period of five years after the Closing Date.

The PIPE Shares and PIPE Warrants are subject to a four month hold period under Canadian securities laws expiring four months following the Closing Date. The PIPE Shares were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any U.S. state securities laws, and were issued pursuant to and in accordance with the exemption from registration under the Securities Act, under Section 4(a)(2) and/or Regulation D promulgated under the Securities Act.

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On or about March 7, 2024, we also entered into Registration Rights Agreements with the PIPE Investors (the “Registration Rights Agreements”). The Registration Rights Agreements provide, among other things, that we will as promptly as reasonably practicable, and in any event no later than 150 days after the Closing Date (the “Filing Deadline”), file with the SEC (at the our sole cost and expense) a registration statement registering the resale of the PIPE Shares and the shares of Common Stock underlying the PIPE Warrants issued to the PIPE Investors, and will use our commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the Filing Deadline if the SEC notifies us that it will “review” such registration statement and (ii) the fifth business day after the date we are notified (orally or in writing) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.

We had previously entered into a backstop agreement (the “Backstop Agreement”) with Goff Jones Strategic Partners, LLC (formerly known as Goff & Jones Lending Co, LLC) (“Goff Jones”), to purchase Common Stock to ensure the PIPE Financing was fully subscribed. The Backstop Agreement was originally announced on October 20, 2023. A total of $6.0 million of securities were issued to Goff Jones in connection with the Backstop Agreement.

Standby Equity Purchase Agreement

On July 8, 2024, the Company entered into a standby equity purchase agreement (the “SEPA”) with (“Yorkville”). Pursuant to the SEPA, subject to certain conditions, the Company has the option, but not the obligation, to sell to Yorkville, and Yorkville must subscribe for, an aggregate amount of up to $20.0 million of Common Stock, at the Company’s request any time during the commitment period commencing on the date following (x) repayment of an aggregate principal amount of up to $6.5 million (the “Pre-Paid Advance”) and (y) effectiveness of a resale registration statement (such registration statement(s), a “Resale Registration Statement”) filed with the SEC for the resale under the Securities Act, by Yorkville of the Common Stock issued under the SEPA and terminating on the 36-month anniversary of the SEPA.

In connection with the execution of the SEPA, the Company paid a diligence fee (in cash) to Yorkville in the amount of $25,000. Additionally, the Company agreed to pay a commitment fee of $200,000 to Yorkville, payable as follows: (i) $100,000 payable within three days of the date of the SEPA, in the form of the issuance of 80,000 shares of Common Stock (the “Commitment Shares”), representing $100,000 divided by the closing price as of the trading day immediately prior to the date of the SEPA, and (ii) $100,000 payable on the three-month anniversary of the date of the SEPA, payable in either cash or in the form of an Advance.

Additionally, Yorkville agreed to advance to the Company, in exchange for a convertible promissory note (the “Promissory Note”), an aggregate principal amount of $6.5 million (the “Pre-Paid Advance”), which was funded on July 8, 2024. The purchase price for the Pre-Paid Advance is 93.0% of the principal amount of the Pre-Paid Advance. Interest shall accrue on the outstanding balance of the Pre-Paid Advance at an annual rate equal to 0%, subject to an increase to 18% upon an event of default as described in the Promissory Note. The maturity date of the Promissory Note issued in connection with the Pre-Paid Advance will be 12 months after the issuance date of such Promissory Note. Yorkville may convert the Promissory Note into shares of Common Stock at any time at a conversion price equal to the lower of (i) $1.375 (the “Fixed Price”) or (ii) a price per share equal to 93% of the lowest daily VWAP during the seven consecutive trading days immediately prior to the conversion date of the Promissory Note (the “Variable Price”), but which Variable Price shall not be lower than the Floor Price then in effect. The “Floor Price” will be the lower of (i) $0.25 per share or (ii) 20% of the average VWAP of the Common Stock for the five trading days immediately prior to the date of effectiveness of the Resale Registration Statement. Additionally, the Company, at its option, shall have the right, but not the obligation, to redeem early a portion or all amounts outstanding under the Promissory Notes at a redemption amount equal to the outstanding principal balance being repaid or redeemed, plus a 7% prepayment premium, plus all accrued and unpaid interest; provided that (i) the Company provides Yorkville with no less than ten trading days’ prior written notice thereof and (ii) on the date such notice is issued, the VWAP of the Common Stock is less than the Fixed Price. The Promissory Note was issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Also on July 8, 2024, in connection with the SEPA, the Company entered into a registration rights agreement with Yorkville (the “Yorkville Registration Rights Agreement”), pursuant to which the Company shall file, within 21 days following the date of the SEPA, a Resale Registration Statement with the SEC for the resale under the Securities Act by Yorkville of the Common Stock issued under the SEPA pursuant to an Advance requested to be included in such Resale Registration Statement. The initial Resale Registration Statement shall register (i) the Commitment Shares, and (ii) the number of shares of Common Stock issuable upon the conversion of the Promissory Note at a conversion price equal to the Floor Price. The Company agreed to use commercially reasonable efforts to have such Resale Registration Statement declared effective within 60 days of such filing and to maintain the effectiveness of such Resale Registration Statement. The Company shall not have the ability to request any Advances until such Resale Registration Statement is declared effective by the SEC.

Corporate Information

We were originally incorporated under the Business Corporations Act (Ontario) in April 2011 as Stratton Capital Corp. In December 2020, we (then known as Engine Gaming and Media Inc.) filed a continuance application to continue under the Business Corporations Act (British Columbia). In On April 11, 2023, GameSquare Esports Inc. merged into Engine Gaming and Media Inc., at which time we changed our name to GameSquare Holdings, Inc. On March 7, 2024, in connection with and immediately prior to the consummation of the Merger with FaZe Holdings, Inc., we effected a continuance from the laws of the Province of British Columbia to the laws o the State of Delaware and became a Delaware corporation.

Our principal executive and administrative offices are located at 6775 Cowboys Way, Ste. 1335, Frisco, Texas 75034, and our telephone number is (216) 464-6400. Our website is www.gamesquare.com. Information contained on or accessible through our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

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THE OFFERING

Common stock offered by the selling stockholders	37,305,950 shares, consisting of: (i) 10,144,698 shares of Common Stock held directly or indirectly by certain Selling Stockholders; (ii) up to 1,161,252 shares of Common Stock issuable upon the exercise of the PIPE Warrants; and (iii) up to 26,000,000 shares of Common Stock issuable upon the conversion of the Promissory Note.

Use of proceeds	The Selling Stockholders will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by the selling stockholders. See “Use of Proceeds.”

Risk factors	See “Risk Factors” on page 7 of this prospectus and under similar headings in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in our common stock.

Nasdaq Capital Market symbol	GAME

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RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, including all future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement before investing in any of our securities. Our financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The risks and uncertainties described in the documents incorporated by reference herein are not the only risks and uncertainties that you may face. For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Sales of a substantial number of our securities in the public market by our existing securityholders could cause the price of our shares of Common Stock to fall.

Sales of a substantial number of our shares of Common Stock on the public market by our existing securityholders, or the perception that those sales might occur, could depress the market price of our shares of Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our shares of Common Stock.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma financial information has been derived from the audited historical financial statements of GameSquare and FaZe for the fiscal year ended December 31, 2023. The unaudited pro forma statement of financial position as of December 31, 2023 presents the financial positions of GameSquare and FaZe giving pro form effect to the Merger as if these events occurred on December 31, 2023. The unaudited pro forma statements of earnings for the year ended December 31, 2023 present the results of operations of GameSquare and FaZe giving pro forma effect to the Merger as if these events occurred on January 1, 2023 (collectively, the “unaudited pro forma financial information”).

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GAMESQUARE HOLDINGS, INC.

Pro Forma Statement of Financial Position at December 31, 2023

(Expressed in United States Dollars)

(In thousands)

(Unaudited)

	GameSquare Holdings, Inc.	FaZe Holdings Inc.			Pro-forma consolidated
	December 31,	December 31,	Pro-forma		December 31,
	2023	2023	adjustments	Notes	2023
ASSETS
Current Assets:
Cash	2,945	4,191	3,304	7	18,904
			(1,565)	8
			833	9
			(670)	10
			9,865	12
Restricted cash	47	-			47
Accounts receivable, net	16,460	3,915			20,375
Government remittances and credits	1,666	-			1,666
Contract assets	-	5,846	-	3	5,846
Inventory	-	422			422
Prepaid expenses and other current assets	1,125	4,011	(3,304)	7	1,668
			(833)	9
			670	10
Total Current Assets	22,243	18,385	8,300		48,928

Investment at FVTPL	2,673	-			2,673
Restricted cash	-	600			600
Property and equipment	2,465	2,092			4,557
Right-of-use assets	2,160	1,174			3,334
Intangible assets	18,574	828			31,402
			12,000	3
Goodwill	16,304	-	-	3	16,304
Other long-term assets	293	29			322
Total Assets	64,712	23,108	20,300		108,120

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	28,783	8,720	541	1	42,194
			650	2
			3,500	13
Contract liabilities	-	1,685			1,685
Players liability account	47	-			47
Deferred revenue	1,930	-			1,930
Lease liabilities, current	367	-			367
Line of credit	4,519	-			4,519
Warrant liability	102	-			102
Convertible debt, current		-			-
Arbitration reserve	429	-			429
Other current liabilities	-	1,196			1,196
Total Current Liabilities	36,177	11,601	4,691		52,469

Convertible debt, non-current	8,177	-			8,177
Lease liabilities, non-current	1,995	-			1,995
Warrant liabilities	-	2			2
Other long-term liabilities	-	-			-
Total Liabilities	46,349	11,603	4,691		62,643

SHAREHOLDERS’ EQUITY (DEFICIT)
Share capital	-	-	12,763	3	22,628
			9,865	12
Contributed surplus	-	-	1,798	3	1,798
Warrants	-	-	26	3	26
Accumulated other comprehensive (loss) income	(132)	-			(132)
Common stock	-	8	(8)	3	-
Additional paid-in capital	91,915	340,381	(340,381)	3	91,915
Bargain purchase			8,918	3	8,918
Accumulated deficit	(73,420)	(328,884)	(541)	1	(79,676)
			(3,500)	13
			(650)	2
			328,884	3
			(1,565)	8
Total Shareholders’ Equity (Deficit)	18,363	11,505	15,609		45,477
Total Liabilities and Shareholders’ Equity (Deficit)	64,712	23,108	20,300		108,120

See accompanying notes

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GAMESQUARE HOLDINGS, INC.

Pro Forma Statement of Loss for the twelve months ended December 31, 2023

(Expressed in United States Dollars)

(In thousands, except shares and per-share information)

(Unaudited)

	GameSquare Holdings, Inc.	FaZe Holdings Inc.			Pro-forma consolidated
	Tweleve months ended	Tweleve months ended			Tweleve months ended
	December 31,	December 31,	Pro-forma		December 31,
	2023	2023	adjustments	Notes	2023
CONTINUING OPERATIONS
Revenues	51,998	44,674			96,672
Cost of revenues	38,552	43,069			81,621
Gross profit	13,446	1,605	-		15,051

Operating expenses:

General and administrative:
Salaries and wages	18,428	17,148			35,576
Player compensation / talent retainer	2,130	300			2,430
Professional fees	1,773	4,378			6,151
Sales and marketing	880	587			1,467
Office and general	4,782	6,611	(3,353)	7	7,876
			(833)	9
			670	10
Technology expenses	455	1,664			2,119
(Gain) loss on foreign exchange	(42)				(42)
Share-based payments	1,736	11,648	(11,648)	6	1,736
Depreciation and amortization	3,294	1,975	(130)	4	6,296
			1,157	5
Other net	46	4,548			4,594
Total operating expenses	33,482	48,859	(14,138)		68,204

Loss from operations	(20,036)	(47,254)	14,138		(53,153)

Other (income)/expense:

Interest expense, net	696	(561)			135
Loss on debt extinguishment	2,205				2,205
Income tax recovery	(55)	-			(55)
Transaction costs	3,019	1,079	(1,079)	1	3,834
			(750)	2
			1,565	8
Arbitration settlement reserve	(1,041)	-			.
Goodwill and intangible asset impairment	7,024				7,024
Restructuring costs	545	-			545
Legal settlement	187	-			187
(Gain) on disposition of assets	(41)				(41)
(Gain) on bargain purchase			(3,853)	3	(3,853)
Change in fair value of investment	515				515
Change in fair value of warrant liability	(969)	(23)			(992)
Change in fair value of convertible debt	(538)	-			(538)
Other, net	-	194			194
Total other (income)/expense:	11,547	689	(4,117)		9,160

DISCONTINUED OPERATIONS
(Gain) loss from discontinued operations	(300)	-			(300)
Net (gain) loss from discontinued operations	(300)	-	-		(300)
Net loss	(31,283)	(47,943)	18,255		(62,012)

Basic and diluted net loss per share - continuing operations	(2.84)	(0.64)			(2.93)
Basic and diluted net loss per share - discontinued operations	0.03	-			0.01
Basic and diluted net loss per share	(2.81)	(0.64)			(2.92)
Weighted average number of common shares outstanding - basic and diluted	11,119,900	74,592,879	(74,592,879)	3	21,252,784
			10,132,884	3

See accompanying notes

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1. BACKGROUND AND BASIS OF PRESENTATION

Background

GameSquare Holdings, Inc. (formerly Engine Gaming & Media, Inc.) (“GameSquare” or the “Company”) is a corporation existing under the Business Corporations Act (British Columbia) (and was originally incorporated under the Business Corporations Act (Ontario) on April 8, 2011). The registered head office of the Company is 6775 Cowboys Way, Ste. 1335, Frisco, Texas, USA, 75034.

GameSquare Holdings, Inc., (NASDAQ: GAME; TSXV: GAME) completed its plan of arrangement (the “Arrangement”) with GameSquare Esports Inc. (“GSQ”) on April 11, 2023, resulting in the Company acquiring all the issued and outstanding securities of GSQ.

The Arrangement constituted a Reverse Takeover of the Company by GameSquare Esports, Inc. with GameSquare Esports, Inc as the reverse takeover acquirer and the Company as the reverse takeover acquiree, under applicable securities laws and for accounting purposes under IFRS. At completion of the Arrangement Engine Gaming and Media, Inc. changed its name to GameSquare Holdings Inc.

GameSquare Esports, Inc was traded on the Canadian Securities Exchange (CSE) under the symbol “GSQ” and on the OTCQB Venture Market in the Unites States under the symbol “GMSQF” until April 11, 2023.

GameSquare is a vertically integrated, digital media, entertainment and technology company that connects global brands with gaming and youth culture audiences. GameSquare’s end-to-end platform includes GCN, a digital media company focused on gaming and esports audiences, Swingman LLC dba as Zoned, a gaming and lifestyle marketing agency, Code Red Esports Ltd. (“Code Red”), a UK based esports talent agency, NextGen Tech, LLC, dba as Complexity Gaming (“Complexity”), a leading esports organization, GameSquare Esports Inc. dba as Fourth Frame Studios, a creative production studio, Mission Supply, a merchandise and consumer products business, Frankly Media, programmatic advertising, Stream Hatchet, live streaming analytics, and Sideqik a social influencer marketing platform.

FaZe Holdings Inc. (“FaZe”), is a lifestyle and media platform rooted in gaming and youth culture. Faze’s premium brand, talent network, and large audience can be monetized across a variety of products and services.

On July 19, 2022, pursuant to an Agreement and Plan of Merger dated as of October 24, 2021 (as amended in December 2021 and March 2022), by and among B. Riley 150 Merger Corp. (“B. Riley 150”), a special purpose acquisition company, and BRPM Merger Sub, Inc., a directly wholly owned subsidiary of B. Riley 150 and FaZe Clan, Inc. (“Legacy FaZe”), the parties consummated the merger of BRPM Merger Sub, Inc. with and into Legacy FaZe, with Legacy FaZe continuing as the surviving corporation, as well as the other transactions contemplated by the merger agreement (the Merger and such other transactions, the “Business Combination”). In connection with the closing of the Business Combination, Legacy FaZe became a wholly owned subsidiary of B. Riley 150, which changed its name to “FaZe Holdings Inc.”

Legacy FaZe determined that it was the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification (“ASC”) 805, Business Combinations. The Merger was accounted for as a reverse recapitalization, in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Under this method of accounting, B. Riley 150 was treated as the acquired company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Legacy FaZe issuing stock for the net assets of B. Riley 150, accompanied by a recapitalization. The net assets of B. Riley 150 were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Legacy FaZe.

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In accordance with guidance applicable to these circumstances, the equity structure has been retroactively restated in all comparative periods up to the closing date, to reflect the number of shares of FaZe’s common stock issued to Legacy FaZe’s common stockholders in connection with the Business Combination. As a result, Faze’s financial statements represent the continuation of Legacy FaZe and the historical shareholders’ deficit. Common stock, preferred stock and loss per share of Legacy FaZe prior to the Business Combination have been retrospectively adjusted for the Business Combination using an exchange ratio of 2.2267. The accumulated deficit of Legacy FaZe has been carried forward after the Business Combination.

Basis of Presentation

The accompanying unaudited pro forma consolidated financial statements of GameSquare have been prepared by the management for illustrative purposes only, give effect to the Company’s proposed acquisition of FaZe. The unaudited pro forma consolidated statement of financial position has been prepared assuming the transaction had occurred on December 31, 2023. The unaudited pro forma consolidated statements of loss for the twelve months ended December 31, 2023, has been prepared assuming the transaction had occurred on January 1, 2023.

These unaudited pro forma consolidated financial statements have been compiled from and include:

a)	An unaudited pro forma consolidated statement of financial position as of December 31, 2023 combining the unaudited statement of financial position of GameSquare as of December 31, 2023 and the unaudited statement of financial position of FaZe as of December 31, 2023;

b)	An unaudited pro forma consolidated statement of income (loss) for the twelve months ended December 31, 2023 combining the unaudited statement of income (loss) of GameSquare for the twelve months ended December 31, 2023 and the unaudited statement of income (loss) of FaZe for twelve months ended December 31, 2023; combining the statements of income (loss) of each company to present the twelve months ended December 31, 2023.

It is management’s opinion that these pro forma consolidated financial statements include all adjustments necessary for the fair presentation of the transactions described herein and are in accordance with International Financial Reporting Standards (IFRS) applied on a basis consistent with the Company’s accounting policies. These pro forma consolidated financial statements are not intended to reflect the results of operations or the financial position of the Company that would have actually resulted had the transactions been effected on the dates indicated above. Furthermore, the pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future. Actual amounts recorded upon consummation of the transactions will differ from those recorded in these unaudited pro forma consolidated financial statements and the differences may be material. Under acquisition accounting, the measurement of the fair value of certain assets and liabilities of FaZe is dependent on valuations that have not been performed. Accordingly, differences between these preliminary estimates and the final acquisition accounting may be material.

Accounting policies used in the preparation of the pro forma statements are consistent with those used in the audited consolidated financial statements of GameSquare for the year ended December 31, 2022, with the exception of the following new accounting standards.

The unaudited pro forma consolidated financial statements should be read in conjunction with the audited consolidated financial statements of GameSquare for the year ended December 31, 2022 and of FaZe for the year ended December 31, 2022; the unaudited interim consolidated financial statements of GameSquare for the twelve months ended December 31, 2023 and of FaZe for the twelve months ended December 31, 2023, and the notes included therein, of GameSquare and FaZe.

2. DESCRIPTION OF THE TRANSACTION

On October 19, 2023, GameSquare, entered into an Agreement and Plan of Merger (the “Merger Agreement”), with FaZe, and GameSquare Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of GameSquare (“Merger Sub”), pursuant to which, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into FaZe (the “Merger”), with FaZe surviving such Merger as a wholly-owned subsidiary of GameSquare.

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Merger Consideration

On the terms and subject to the conditions of the Merger Agreement, each share of common stock, par value $0.0001 per share, of FaZe (the “FaZe Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares held in treasury by FaZe or held directly by GameSquare or Merger Sub) will be converted into the right to receive 0.13091 (the “Exchange Ratio”) of a fully paid and non-assessable share of common stock, no par value, of GameSquare (the “GameSquare Common Stock”) and, if applicable, cash in lieu of fractional shares of FaZe Common Stock, subject to any applicable withholding.

Treatment of Equity Awards

At the Effective Time, (i) all FaZe equity awards outstanding immediately prior to the Effective Time, including options to purchase shares of FaZe Common Stock and each share of FaZe Common Stock subject to vesting, repurchase, or other lapse of restrictions will be assumed by GameSquare and converted into GameSquare equity awards on substantially the same terms, except that the assumed equity awards will cover a number of shares of GameSquare Common Stock, and, if applicable, have an exercise price, determined using the Exchange Ratio and (ii) all outstanding FaZe warrants exercisable for shares of FaZe Common Stock will be assumed by GameSquare and converted into GameSquare warrants on substantially the same terms, except that the assumed warrants will cover a number of shares of GameSquare Common Stock, and, if applicable, have an exercise price, determined using the Exchange Ratio.

3. PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

1)	FaZe Adjustment – On the pro forma statement of financial position, to give effect to estimated remaining transaction costs to be incurred by FaZe in connection with the transaction. Increase in accounts payable and accrued liabilities and accumulated deficit. This is an adjustment to the closing statement of financial position of FaZe as of December 31, 2023 prior to the pro forma adjustment to record the purchase price allocation at 3 below. As such, the estimated remaining transaction costs to be incurred by FaZe do not impact the pro forma statements of loss.

FaZe Adjustment – On the pro forma statement of loss for the twelve months ended December 31, 2023, to reverse transaction costs incurred by FaZe in the twelve months ended December 31, 2023 in connection with the transaction. Transaction costs incurred or to be incurred by FaZe do not have an impact on the post-closing pro forma statement of loss.

2)	GameSquare Adjustment – On the pro forma statement of financial position, to give effect to estimated remaining transaction costs to be incurred by GameSquare in connection with the transaction. Increase in accounts payable and accrued liabilities and accumulated deficit.

GameSquare Adjustment – On the pro forma statement of loss for the twelve months ended December 31, 2023, to give effect to the reversal of transaction costs incurred by GameSquare. Decrease in transaction costs for transaction costs incurred through December 31, 2023.

3)	FaZe Adjustment – On the pro forma statement of financial position, to give effect to acquisition of FaZe assuming it closed on December 31, 2023. The following were inputs and assumptions used in deriving the required pro forma adjustments to record the purchase price allocation of the acquisition of FaZe:

●	FaZe reported statement of financial position as of December 31, 2023
●	Recording of pro forma adjustment 1 to arrive at adjusted statement of financial position as of December 31, 2023.
●	Purchase consideration valuation of FaZe reported common shares, warrants and vested options, RSUs and RSAs outstanding as of December 31, 2023.
●	Common shares, vested RSUs and RSAs of FaZe were converted to common shares, RSUs and RSAs of GameSquare using the Exchange Ratio of 0.13091 as discussed above. Post converted common shares, RSUs and RSAs were valued using the closing price of GameSquare common shares as listed on Nasdaq on December 31, 2023 of $1.81 per common share.
●	Warrants and vested options were converted to warrants and options of GameSquare using the Exchange Ratio of 0.13091. Post converted warrants and options were valued using a black-scholes option pricing model and the closing price of GameSquare common shares as listed on Nasdaq on December 31, 2023 of $1.81 per common share.
●	Recording of definite-lived intangible assets for trademark and talent network and customer relationships at value of $7.2 million, $1.1 million and $3.7 million, respectively. Estimated useful lives assigned of 20 years, 2 years and 15 years respectively .

FaZe Adjustment – On the pro forma statement of loss for the twelve months ended December 31, 2023, to give effect to common shares issued to FaZe shareholders in the transaction using the Exchange Ratio of 0.13091. An adjusted to weighted average shares outstanding is made to account for the transaction as if it had closed on the first day in the reporting period.

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4)	FaZe Adjustment – On the pro forma statement of loss for the twelve months ended December 31, 2023, to give effect to the reversal of actual amortization expense of definite-lived intangible assets recorded at FaZe during this period.

5)	FaZe Adjustment – On the pro forma statement of loss for the twelve months ended December 30, 2023, to give effect to the recording of amortization expense of definite-lived intangible assets recognized as part of the proforma purchase price allocation included in adjustment 3.

6)	FaZe Adjustment – On the pro forma statement of loss for the twelve months ended December 31, 2023, to give effect to the reversal of share-based payments expense. All vested options, RSUs and RSAs of FaZe are part of the purchase price allocation. As such, actual share-based payments expense recorded at FaZe during the period should be reversed.

7)	FaZe Adjustment – On the pro forma statement of financial position, to give effect to the reversal of prepaid D&O insurance expense of FaZe as of December 31, 2023. As the policy will be cancelled as of the closing date, the prepaid insurance will be returned in the form of cash.

FaZe Adjustment – On the pro forma statement of loss for the twelve months ended December 31, 2023, to reverse actual D&O insurance expense incurred by FaZe during the period. This expense would not exist post-closing of the transaction with GameSquare as a new policy would have been purchased at closing.

8)	FaZe Adjustment – On the pro forma statement of financial position, to give effect to the D&O runoff insurance policy to be acquired as of the closing date. Increase in accumulated deficit, as policy to be reflected as part of transaction costs on date of purchase, and decrease in cash for estimated amount of the runoff policy to be purchased.

FaZe Adjustment – On the pro forma statement of loss for the twelve months ended December 31, 2023, to record transaction costs for the estimated cost of the D&O runoff insurance policy to be acquired as of the closing date.

9)	GameSquare Adjustment – On the pro forma statement of financial position, to give effect to the reversal of prepaid D&O insurance expense of GameSquare as of December 31, 2023. As the policy will be cancelled as of the closing date, the prepaid insurance will be returned in the form of cash.

GameSquare Adjustment – On the pro forma statement of loss for the twelve months ended December 31, 2023, to reverse actual D&O insurance expense incurred by GameSquare during the period. This expense would not exist post-closing of the transaction as a new policy would have been purchased at closing.

10)	GameSquare Adjustment – On the pro forma statement of financial position, to give effect to the D&O insurance policy to be acquired as of the closing date for the go forward business, at its estimated cost. Increase in prepaid expenses and other current assets and decrease in cash for estimated amount of the policy to be purchased.

GameSquare Adjustment – On the pro forma statement of loss for the twelve months ended December 31, 2023, to record twelve months of expense for the estimated cost of the D&O insurance policy acquired as of the closing date for the go forward business.

11)	GameSquare Adjustment – On the pro forma statement of financial position, to give effect to the PIPE offering to be closed concurrent with the closing of the transaction. Increase in cash and share capital for the gross proceeds of $10 million less $0.136 million of equity issuance costs.

12)	Pro forma share capital

Share capital in the unaudited pro forma consolidated financial statements is comprised of the following:

	# of Common Shares	Share Capital

Share capital of GameSquare as of December 31, 2023	11,119,900	$-
Common shares issued in acquisition of FaZe - Exchange of common shares of FaZe for common shares of GameSquare at 1 for 0.13091	10,132,884	12,763
GameSqure PIPE of $10 million at closing	7,194,245	9,865
Pro forma share capital of GameSquare as of December 31, 2023	28,447,029	$22,628

13)	FaZe Adjustment – On the pro forma statement of financial position at December 31, 2023, to record the accrual related to the settlement costs for Leor Trink’s separation settled prior to the closing date.

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USE OF PROCEEDS

All shares of Common Stock offered by this prospectus are being registered for resale by the Selling Stockholders. We will not receive any of the proceeds from the sale of these securities. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the resale of the shares of Common Stock.

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SELLING STOCKHOLDERS

The Selling Stockholders may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus. When we refer to the “Selling Stockholders” in this prospectus, we mean the holders listed in the table below, and its respective pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of such Selling Stockholder’s interests in shares of Common Stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the Selling Stockholders for whom we are registering shares for sale to the public, the number of shares of Common Stock beneficially owned by such Selling Stockholders prior to this offering, the total number of shares of Common Stock that each Selling Stockholder may offer pursuant to this prospectus and the number of shares of Common Stock that each Selling Stockholder will beneficially own after this offering. Except as noted below, the Selling Stockholders do not have, or within the past three years has not had, any material relationship with us or any of our predecessors or affiliates and the selling stockholder is not or was not affiliated with registered broker-dealers.

Based on the information provided to us by the Selling Stockholders, assuming that each Selling Stockholder sells all of the shares of Common Stock beneficially owned by it that have been registered by us and does not acquire any additional shares during the offering, such Selling Stockholder will not own any shares other than those appearing in the column entitled “Beneficial Ownership After This Offering.” We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such shares of Common Stock. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our Common Stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below.

The percentage of shares owned prior to completion of the offering is based on 30,990,847 shares of Common Stock outstanding as of July 8, 2024, unless otherwise indicated.

			Shares of Common Stock beneficially owned after this offering
Name of Selling Stockholder	Shares of Common Stock beneficially owned before this offering	Shares of Common Stock offered pursuant to this prospectus	Number of shares	Percentage of shares
Krishan Arora (1)	82,733	82,733	-	*
Jeff Gross (2)	41,367	41,367	-	*
Brian Cohn (3)	289,569	289,569	-	*
Yoel Altman (4)	206,834	206,834	-	*
Advisir Ventures Ltd. (5)	124,101	124,101	-	*
David Wesson (6)	206,834	206,834	-	*
Faze Hoyas LLC (7)	124,101	124,101	-	*
Stuart D. Porter (8)	1,223,937	827,338	396,599	1.3%
GSQ Partners LLC (9)	1,984,635	1,365,108	797,585	2.6%
Goff Jones Strategic Partners LLC and affiliated entities (10)	6,342,653	6,342,653	-	*
Travis Goff (11)	55,824	55,824	-	*
Blue & Silver Ventures Ltd.(12)	1,559,488	1,559,488	-	*
YA II PN, LTD (13)	80,000	26,080,000	-	*

*	Less than one percent (1%)

(1)	Includes: (i) 71,942 shares held directly by Krishan Arora; and (ii) 10,791 shares issuable pursuant to the exercise of PIPE Warrants held by KKLA 3 LLC. Mr. Arora is a principal of KKLA 3 LLC and may be deemed to have beneficial ownership of the securities held by KKLA 3 LLC. The address for Mr. Arora and KKLA 3 LLC is 13442 SW 177 Terrace, Miami, FL 33177.
(2)	Includes: (i) 35,971 shares held directly by Mr. Gross; and (ii) 5,396 shares issuable pursuant to the exercise of PIPE Warrants held by Mr. Gross. The address for Mr. Gross is 430 Grand Bay Drive, Unit 301, Key Biscayne, FL 33149.
(3)	Includes: (i) 251,799 shares held directly by Mr. Cohn; and (ii) 37,770 shares issuable pursuant to the exercise of PIPE Warrants held by Mr. Cohn. The address for Mr. Cohn is 100 West Putman, Greenwich, CT 06830.

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(4)	Includes: (i) 179,856 shares held directly by Mr. Altman; and (ii) 26,978 shares issuable pursuant to the exercise of PIPE Warrants held by Mr. Altman. The address for Mr. Altman is 18975 Collins Avenue, Unit 3703, Sunny Isles, FL 33160.
(5)	Includes: (i) 107,914 shares held directly by Advisir Ventures Ltd.; and (ii) 16,187 shares issuable pursuant to the exercise of PIPE Warrants held by Advisir Ventures Ltd.. The address for Advisir Ventures Ltd. is 1130-1055 W. Hastings St., Vancouver, British Columbia, Canada V6E 2E9.
(6)	Includes: (i) 179,856 shares held directly by Mr. Wesson; and (ii) 26,978 shares issuable pursuant to the exercise of PIPE Warrants held by Mr. Wesson. The address for Mr. Wesson is 9408 Palencia Ct., Fort Worth, TX 76126.
(7)	Includes: (i) 107,914 shares held directly by Faze Hoyas LLC; and (ii) 16,187 shares issuable pursuant to the exercise of PIPE Warrants held by Faze Hoyas LLC. The address for Faze Hoyas LLC is 23 Main Street, Suite E, Tiburon, CA 94920.
(8)	The number of shares beneficially owned prior to the offering represents: (i) 899,357 shares held directly by Mr. Porter; (ii) 107,914 shares issuable pursuant to the exercise of PIPE Warrants held by Mr. Porter (the “Porter PIPE Warrants”); and (iii) 216,666 shares held indirectly by Mr. Porter through Three Curve Capital LP. The number of shares to be offered pursuant to this prospectus includes: (i) 719,424 shares acquired by Mr. Porter in the PIPE Financing and (ii) 107,914 shares issuable upon the exercise of the Porter PIPE Warrants. Mr. Porter is the sole shareholder of Three Curve Holding Corporation, which is the general partner of Three Curve Capital LP. As such, Three Curve Holding Corporation and Mr. Porter may be deemed to share beneficial ownership of the securities held of record by Three Curve Capital LP. Each of them disclaims any such beneficial ownership. Mr. Porter is a member of our Board of Directors. The address for Mr. Porter is 46 Tradd Street, Charleston, SC 29401.
(9)	The number of shares beneficially owned prior to the offering represents: (i) 1,984,635 shares held directly by GSQ Partners LLC; and (ii) 178,058 shares issuable pursuant to the exercise of PIPE Warrants held by GSQ Partners LLC (the “GSQ PIPE Warrants”). The number of shares to be offered pursuant to this prospectus includes: (i) 1,187,050 shares acquired by GSQ Partners LLC in the PIPE Financing; and (ii) 178,058 shares issuable pursuant to the exercise of the GSQ PIPE Warrant. The address for GSQ Partners LLC is 23 Main Street, Suite E, Tiburon, CA 94920.
(10)	Includes: (i) 4,316,547 shares held directly by Goff Jones Strategic Partners LLC (“Goff Jones”); (ii) 647,482 shares issuable pursuant to the exercise of PIPE Warrants held by Goff Jones; (iii) 1,157,397 shares held by JCG 2016 Holdings, LP (“JCG Holdings”); and (iv) 221,227 shares held by Goff Family Investments, LP (“Family Investments”). Goff Capital, Inc. (“Goff Capital”), as general partner to Family Investments, may be deemed to beneficially own the securities held of record by Family Investments. John C. Goff is the Chief Executive Officer of Goff Capital. JCG Holdings exercises shared voting and dispositive control over the share held by Goff Jones and may be deemed to beneficially own the securities held of record by Goff Jones. JCG 2016 Management, LLC (“Holdings GP”), as general partner to JCG Holdings, may be deemed to beneficially own the securities held of record by JCG Holdings and Goff Jones. John C. Goff 2010 Family Trust (“Goff Family Trust”) is the sole shareholder of Goff Capital and Holdings GP and may be deemed to beneficially own the securities held of record by JCG Holdings, Family Investments and Goff Jones. John C. Goff is the sole trustee of Goff Family Trust, which is the sole shareholder of Goff Capital and Holdings GP, and consequently, he may be deemed to beneficially own the securities held of record by JCG Holdings, Family Investments, and Goff Jones. This information is as of March 11, 2024, and is based solely on information set forth in Schedule 13D/A filed with the SEC on March 11, 2024 by John C. Goff. The address for Goff Jones, JCG Holdings, Family Investments, Goff Capital, Holdings GP, Goff Family Trust and John C. Goff is 500 Commerce Street, Suite 700, Fort Worth, TX 76102.
(11)	Includes: (i) 50,429 shares held directly by Mr. Goff; and (ii) 5,395 shares issuable pursuant to the exercise of PIPE Warrants held by Mr. Goff. This information is as of March 11, 2024, and is based solely on information set forth in Schedule 13D/A filed with the SEC on March 11, 2024 by John C. Goff. Travis Goff is a member of our Board of Directors. The address for Travis Goff is 500 Commerce Street, Suite 700, Fort Worth, TX 76102.
(12)	Includes: (i) 1,477,372 shares held directly by Blue & Silver Ventures Ltd. and (ii) 82,116 shares issuable upon the exercise of warrants held by Blue & Silver Ventures Ltd. The address for Blue & Silver Ventures Ltd. is One Cowboys Way, Suite 100, Frisco, TX 75034
(13)

The number of shares beneficially owned prior to the offering represents the 80,000 shares of our Common Stock we issued to Yorkville on July 8, 2024 as Commitment Shares (the “Commitment Shares”) in partial consideration for entering into the SEPA with us. Yorkville is prohibited from acquiring shares of our Common Stock pursuant to the SEPA or upon conversion of the Promissory Note to the extent such shares, when aggregated with all other shares of our Common Stock then beneficially owned by Yorkville, would cause Yorkville’s beneficial ownership of our Common Stock to exceed the 4.99% Beneficial Ownership Limitation or would exceed the 19.99% Exchange Cap, unless we obtain stockholder approval to do. Therefore, for the purposes hereof, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Yorkville may be acquire under the SEPA or the Promissory Note.

The number of shares to be offered pursuant to this prospectus includes, (i) the Commitment Shares and (ii) 26,000,000 shares of Common Stock required to be registered under the initial Yorkville Registration Rights Agreement as such number of shares of Common Stock as is equal to the quotient of $6,500,000 divided by the Floor Price pursuant to the Promissory Note (which was equal to 20% of the closing price of the Common Stock as of the trading day prior to the date of the SEPA). Such shares may be issuable upon conversion of the Promissory Note. YA II PN, Ltd. (“YA II”) is beneficially owned by YA Global Investments II (U.S.), LP (the “YA Feeder”). Yorkville Advisors Global, LP (the “YA Advisor”) is the investment manager to YA II. Yorkville Advisors Global II, LLC (the “YA Advisor GP”) is the general partner to the YA Advisor. YAII GP, LP (the “YA GP”) is the general partner to the YA Feeder. YAII GP II, LLC (the “Yorkville GP”) is the general partner to the YA GP. Mark Angelo makes the investment decisions on behalf of YA II. Accordingly, each of YA II, YA Feeder, the YA Advisor, the YA Advisor GP, the YA GP, the Yorkville GP and Mark Angelo may be deemed affiliates and therefore may be deemed to beneficially own the same number of Class A Shares. YA II GP, LP is the general partner of SC-Sigma Global Partners, LP (“SC-Sigma”), which is an investor in YA II. YAII GP II, LLC is the general partner of YA II GP, LP. The YA Advisor is the investment manager to SC-Sigma. Accordingly, SC-Sigma, the YA GP, the Yorkville GP, the YA Advisor, and Mark Angelo may be deemed affiliates and therefore may be deemed to beneficially own the same number of shares of Common Stock . The address of the persons and entities listed above is 1012 Springfield Ave, Mountainside, NJ 07092.

Relationships with Selling Stockholders

Travis Goff has been a member of our board of directors since September 2021. In addition, Mr. Goff is president of Goff Capital Inc., and is affiliated with Goff Jones Strategic Partners, LLC (f/k/a Goff & Jones Lending Co, LLC) (“Goff Jones”). In June 2023, we entered into a $5.0 million credit facility with Goff Jones.

Stuart Porter has been a member of our board of directors since April 2023.

The description set forth above under “Prospectus Summary—PIPE Financing” is incorporated herein by reference.

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PLAN OF DISTRIBUTION

The Common Stock offered by this prospectus is being offered by the Selling Stockholders. The Common Stock may be sold or distributed from time to time by the Selling Stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell our securities short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If an applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the Selling Stockholders or borrowed from the Selling Stockholders or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from the Selling Stockholders in settlement of those derivatives to close out any related open borrowings of securities. If applicable through securities laws, the third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, the Selling Stockholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

18

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Baker & Hostetler LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of GameSquare Holdings, Inc. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report (which includes an explanatory paragraph relating to GameSquare’s ability to continue as a going concern as described in Note 1 to the financial statements) of Kreston GTA LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of FaZe Holdings Inc. for the years ended December 31, 2023 and 2022 have been included herein in reliance upon the report (which includes an explanatory paragraph relating to FaZe Holdings Inc.’s ability to continue as a going concern) of Marcum LLP, independent auditors given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Our website address is www.gamesquare.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus or incorporated by reference into this prospectus or any prospectus supplement, and you should not consider information on our website to be part of this prospectus. We have included our website address as an inactive textual reference only.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may obtain the registration statement and exhibits to the registration statement from the SEC’s website, as provided above.

19

F-1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of
FaZe Holdings Inc.

Opinion

We have audited the consolidated financial statements of FaZe Holdings Inc. (the “Company”), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2023 and 2022, and the consolidated results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company has incurred recurring losses and negative cash flows from operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

F-2

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Marcum LLP

Costa Mesa, CA
June 18, 2024

F-3

FaZe Holdings Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except shares)

	December 31,	December 31,
	2023	2022
ASSETS
Current Assets:
Cash	$4,191	$37,207
Accounts receivable, net	3,915	8,525
Contract assets	5,846	6,223
Inventory	422	—
Prepaid expenses and other assets	3,694	6,633
Other assets	317	135
Total Current Assets	18,385	58,723
Restricted cash	600	600
Property, equipment and leasehold improvements, net	2,092	3,821
Operating lease right-of-use assets	1,174	2,693
Intangible assets, net	828	848
Other long-term assets	29	553
TOTAL ASSETS	$23,108	$67,238
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
LIABILITIES:
Current liabilities:
Accounts payable and accrued expenses	$8,720	$14,397
Contract liabilities	1,685	3,494
Operating lease liabilities, current	1,196	1,488
Total Current Liabilities	11,601	19,379
		—
Warrant liabilities	2	24
Operating lease liabilities, non-current	—	1,084
Total Liabilities	11,603	20,487
COMMITMENTS AND CONTINGENCIES (Notes 9 and 10)
STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock, $0.0001 par value at December 31, 2023 and December 31, 2022, respectively; 500,000,000 and 71,033,146 shares of common stock authorized at December 31, 2023 and December 31, 2022, respectively; 77,404,977 and 71,551,887 shares of common stock issued and outstanding at December 31, 2023 and 31, 2022, respectively	8	7
Additional paid-in capital	340,381	327,686
Accumulated deficit	(328,884)	(280,942)
Total Stockholders’ Equity (Deficit)	11,505	46,751
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$23,108	$67,238

F-4

FaZe Holdings Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except shares and per-share information)

	Years Ended
	December 31,
	2023	2022
Revenues	$44,674	$70,021
Cost of revenues	43,069	54,876
Gross profit	1,605	15,145
Operating expenses:
General and administrative	49,350	59,436
Sales and marketing	587	3,307
Impairment of content assets	—	1,073
Loss from operations	(48,332)	(48,671)
Other expense:
Interest (income) expense, net	(561)	4,483
Change in fair value of warrant liabilities	(23)	(90)
Loss on debt extinguishment	—	115,292
Other, net	194	178
Total other expense:	(390)	119,863
Net loss	$(47,942)	$(168,534)
Net loss per common share - basic and diluted	$(0.64)	$(4.23)
Weighted-average number of common shares outstanding - basic and diluted	74,592,879	39,872,308

F-5

FaZe Holdings Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(in thousands, except shares and per-share information)

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2021	18,841,538	$2	$5,477	$(112,408)	$(106,929)
Stock based compensation expense	—	—	10,167	—	10,167
Issuance of common stock in connection with litigation settlement	28,994	—	294	—	294
Issuance of common stock upon vesting of restricted stock awards	1,466,639	—	—	—	—
Exercise of stock option	576,426	—	220	—	220
Exercise of common and preferred warrants	2,332,127	—	101	—	101
Conversion of preferred stock to FaZe common stock	7,209,555	1	33,704	—	33,705
Conversion of convertible debt to FaZe common stock	19,545,406	2	195,115	—	195,117
Issuance of earn-out shares	5,312,098	1	—	—	1
Conversion of B Riley Class B stock to FaZe common stock	4,832,500	—	—	—	—
Recapitalization transaction, net of equity issuance costs	1,366,604	—	(17,391)	—	(17,391)
Proceeds from PIPE offerings	10,000,000	1	99,999	—	100,000
Net loss	—	—	—	(168,534)	(168,534)
Balance at December 31, 2022	71,511,887	$7	$327,686	$(280,942)	$46,751
Stock based compensation expense	—	1	11,659	—	11,660
Issuance of common stock in connection with SEPA agreement	487,995	—	253	—	253
Issuance of common stock upon vesting of restricted stock awards	1,159,177	—	—	—	—
Issuance of common stock upon vesting of restricted stock units	2,095,071	—	—	—	—
Exercise of stock option	2,150,847	—	783	—	783
Net loss	—	—	—	(47,942)	(47,942)
Balance at December 31, 2023	77,404,977	8	340,381	(328,884)	11,505

F-6

FaZe Holdings Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(47,942)	$(168,534)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for credit losses	2,176	441
Additions to content asset	—	(599)
Depreciation & amortization expense	2,375	1,837
Amortization of operating lease right of use assets	1,518	1,338
Content asset impairments	—	1,073
Stock-based compensation expense	11,660	10,167
Change in fair value of warrant liabilities	(23)	(90)
Non-cash interest expense	—	4,493
Loss on debt extinguishment	—	115,292
Other	—	(37)
Change in operating assets and liabilities:
Accounts receivable	2,435	(2,698)
Inventory	(422)	6
Prepaid expenses and other assets	2,760	9,824
Other long-term assets	778	—
Contract assets	377	(2,105)
Accounts payable and accrued expenses	(5,679)	(18,997)
Contract liabilities	(1,809)	(4,408)
Other current liabilities	(292)	(7)
Operating lease liabilities	(1,084)	(1,279)

NET CASH USED IN OPERATING ACTIVITIES	(33,172)	(54,283)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(116)	(4,148)
Purchase of intangible assets	(511)	(666)
NET CASH USED IN INVESTING ACTIVITIES	(627)	(4,814)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments of loan principal	—	(21,123)
Proceeds from issuance of loans payable	—	20,000
Issuance of common stock in connection with exercise of stock options	783	220
Payments of transaction fees by Legacy FaZe	—	(25,146)
Proceeds from recapitalization of B. Riley 150, net of B. Riley 150 redemptions and transaction costs	—	5,654
Proceeds from PIPE offering	—	100,000
Proceeds from exercise of preferred and common warrants	—	101
Short-term debt	—	(420)
NET CASH PROVIDED BY FINANCING ACTIVITIES	783	79,286
NET CHANGE IN CASH AND RESTRICTED CASH	(33,016)	20,189
Cash and restricted cash at beginning of period	37,807	17,618
CASH AND RESTRICTED CASH AT END OF PERIOD	$4,791	$37,807
RECONCILIATION TO CONSOLIDATED BALANCE SHEETS
Cash	$4,191	$37,207
Restricted cash	600	600
Cash and restricted cash	$4,791	$37,807
SUPPLEMENTAL DISCLOSURE FOR OPERATING ACTIVITIES:
Cash paid for interest	$—	$3,027
SUPPLEMENTAL DISCLOSURE FOR NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock in connection with litigation settlement	$—	$294
Issuance of common stock in connection with SEPA agreement	$253	—
Purchase of property, plant and equipment in accrued expenses	$—	$28
Conversion of convertible notes and accrued interest into common stock under original contractual terms	$—	$195,177
Conversion of redeemable convertible preferred stock to common stock pursuant to Business Combination	$—	$33,705
Issuance of earnout shares	$—	$1

F-7

FaZe Holdings Inc.

NOTES TO Consolidated FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

1.	description of the business

FaZe Holdings Inc. (“FaZe” or the “Company”), is a lifestyle and media platform rooted in gaming and youth culture. The Company’s premium brand, talent network, and large audience can be monetized across a variety of products and services.

On July 19, 2022 (the “Closing Date”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of October 24, 2021 (as amended in December 2021 and March 2022), by and among B. Riley 150 Merger Corp. (“B. Riley 150”), a special purpose acquisition company, and BRPM Merger Sub, Inc., a directly wholly owned subsidiary of B. Riley 150 (“Merger Sub”) and FaZe Clan, Inc. (“Legacy FaZe”), the parties consummated the merger of Merger Sub with and into Legacy FaZe, with Legacy FaZe continuing as the surviving corporation (the “Merger”), as well as the other transactions contemplated by the Merger Agreement (the Merger and such other transactions, the “Business Combination”). In connection with the closing of the Business Combination (the “Closing”), Legacy FaZe became a wholly owned subsidiary of B. Riley 150, which changed its name to “FaZe Holdings Inc.”.

Legacy FaZe determined that it was the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification (“ASC”) 805, Business Combinations. The Merger was accounted for as a reverse recapitalization, in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Under this method of accounting, B. Riley 150 was treated as the acquired company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Legacy FaZe issuing stock for the net assets of B. Riley 150, accompanied by a recapitalization. The net assets of B. Riley 150 were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Legacy FaZe.

In accordance with guidance applicable to these circumstances, the equity structure has been retroactively restated in all comparative periods up to the Closing Date, to reflect the number of shares of the Company’s common stock issued to Legacy FaZe’s common stockholders in connection with the Business Combination. As a result, these financial statements represent the continuation of Legacy FaZe and the historical shareholders’ deficit. Common stock, preferred stock and loss per share of Legacy FaZe prior to the Business Combination have been retrospectively adjusted for the Business Combination using an exchange ratio of 2.2267 (“Equity Value Exchange Ratio”). The accumulated deficit of Legacy FaZe has been carried forward after the Business Combination.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements include the accounts and operations of the Company. All intercompany accounts and transactions have been eliminated. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of the consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates and assumptions.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income and expenses during the reporting period. These estimates are based on information available as of the date of the consolidated financial statements. The inputs into certain of these estimates and assumptions include the consideration of the economic impact of the COVID-19 pandemic. Significant estimates include revenue recognition, allowance for doubtful accounts, content asset amortization policy, valuation of our common stock, stock-based compensation expense and income taxes. These estimates generally involve complex issues and require us to make judgments, involve analysis of historical and future trends, can require extended periods of time to resolve, and are subject to change from period to period. In all cases, actual results could differ materially from our estimates.

Cash

The Company considers all highly liquid instruments with an original maturity of 90 days or less at the date of acquisition to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2023 and 2022.

F-8

Restricted cash

Restricted cash consists of funds held in a restricted account for payment of upfront rental lease deposits.

Trade Receivables, net

Accounts receivable represent amounts due from customers. The Company assesses the collectability of receivables on an ongoing basis. A provision for credit loss of receivables involves significant judgement and includes the review of individual receivables based on individual customers, current economic trends, and analysis of historical bad debts. As of December 31, 2023 and 2022, the Company had recorded an allowance for credit losses of $2.4 million and $0.5 million, respectively. All reserves for credit losses were from contracts with customers.

Other Receivables

The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) provided an employee retention credit which was a refundable tax credit against certain employment taxes. The Consolidated Appropriations Act (the “Appropriations Act”) extended and expanded the availability of the employee retention credit through December 31, 2021. The Appropriations Act amended the employee retention credit to be equal to 70% of qualified wages paid to employees during the 2021 fiscal year.

The Company qualified for the employee retention credit beginning in June 2020 for qualified wages through September 2021 and filed a cash refund claim during the fiscal year ended December 31, 2023. As of September 30, 2023, the tax credit receivable of $1.7 million has been included in the Employee retention tax credit line on the Company’s Condensed Consolidated Balance Sheet.

Laws and regulations concerning government programs, including the Employee Retention Credit (ERC) established by the Coronavirus Aid, Relief, and Economic Security (CARES) Act, are complex and subject to varying interpretations. Claims made under the CARES Act may also be subject to retroactive audit and review. There can be no assurance that regulatory authorities will not challenge the Organization’s claim to the ERC, due to uncertainties as of December 31, 2023 we fully reserved $1.7 million related to the ERC.

Inventory

Inventory consists of merchandise sold on our website and at live events. All of our inventory is comprised of finished goods. Inventory is stated at the lower of cost or net realizable value. The Company compares the cost of inventories with the net realizable value and an allowance is recorded to write down inventories to net realizable value, if lower. As of December 31, 2023 and 2022, the Company did not record a valuation allowance.

Property, Equipment and Leasehold Improvements

Property, equipment and leasehold improvements are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful life of the asset. The estimated useful lives of our fixed assets are as follows:

Computer equipment	3 Years
Furniture / Fixtures	3 Years
Vehicles	5 Years
Leasehold improvements	Remaining lease term

In the event the estimated useful life of a leasehold improvement is shorter than the remaining lease term, the estimated useful life is used.

Expenditures for major renewals and improvements are capitalized, while minor replacements, maintenance and repairs, which do not extend the asset lives, are charged to operations as incurred. Upon sale or disposition, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations. The Company continually monitors events and changes in circumstances that could indicate that the carrying balances of its property, equipment and leasehold improvements may not be recoverable in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic (“ASC”) 360, Property, Plant, and Equipment (“ASC 360”). When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. The Company did not recognize any impairment charges for property, equipment, and leasehold improvements for the years ended December 31, 2023 and 2022.

Intangibles, net

Website Development Costs: The Company accounts for website development costs in accordance with ASC 350, Intangibles – Goodwill and Other. Accordingly, all costs incurred in the planning stage are expensed as incurred, costs incurred in the website application and infrastructure development stage that meet specific criteria are capitalized, and costs incurred for the operation of the website are expensed as incurred. Costs associated with the website consist of service fees paid to website developers and designers and are amortized on a straight-line basis over their estimated useful life of three years.

F-9

Talent Acquisition Costs: The Company capitalizes costs associated with the acquisition of certain members of our talent and amortizes these costs straight-line over their estimated useful lives, which reflect the contractual term of the associated talent agreement.

The Company accounts for the impairment of intangible assets, under the provisions of ASC 360. ASC 360 establishes the accounting for impairment of long-lived tangible and intangible assets other than goodwill and for the disposal of a business. Pursuant to ASC 360, the Company periodically evaluates whether facts or circumstances indicate that the carrying value of its depreciable assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists. If the carrying amount of long-lived assets exceeds the undiscounted future cash flows, the Company will write the carrying value down to the fair value in the period the impairment is identified. The Company did not recognize any impairment charges for intangible assets for the years ended December 31, 2023 and 2022.

Content Asset, net

The Company produces programming content which it plans to broadcast on online video and streaming platforms. Costs of produced content consist of development and production costs. These costs are capitalized as “Content Asset, net” on the Consolidated Balance Sheets.

Each title is predominantly monetized on its own. At the specific title level, the Company tests the content asset for impairment when events and circumstances indicate that its fair value may be less than its unamortized cost. If the carrying value of a content asset exceeds its estimated fair value, an impairment charge will be recorded in the amount of the difference.

In April 2022, the Company performed an evaluation of its content asset and determined that the underlying programming of the content asset will not be released. In addition, the Company determined that the content asset has no further utility. Accordingly, the Company recorded an impairment loss of $1.1 million to write off the entire carrying value of content asset. As such, the Company has no content asset balance as of December 31, 2023 and December 31, 2022.

The Company’s policy is to amortize the content asset once the content airs. Given that the content was fully written off prior to airing, no amortization expense was recorded for the years ended December 31, 2023 and 2022. The Company does not own any purchased or licensed programming content.

Exploitation costs such as marketing, advertising, publicity, promotion, and other distribution expenses directly connected with the distribution of the content asset are expensed as incurred.

Foreign Currency

The Company’s functional and reporting currency is the U.S. dollar. The Company does not have subsidiaries or significant operations outside of the United States and does not have any translation adjustments related to foreign currencies.

Foreign currency transaction gains and losses are a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency. Transaction gains and losses are recognized in other income/expense in the consolidated statements of operations. For the years ended December 31, 2023 and 2022, we recorded net foreign currency transaction losses of de minimis.

Revenue Recognition and Contract Balances

Revenues are recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company’s payment terms and conditions vary by customer and contract type. In instances where the timing of revenue recognition differs from the timing of invoicing, the Company does not adjust the promised amount of consideration for the effects of a significant financing component when the Company expects, at contract inception, that the period between the Company’s transfer of a promised product or service to the Company’s customer and payment for that product or service will be one year or less.

The Company generally records a receivable related to revenue when the Company has an unconditional right to invoice and receive payment. Contract assets arise from contracts when revenue is recognized over time and the amount of revenue recognized, including management’s estimate of variable consideration that has been included in the transaction price exceeds the amount billed to the customer. These amounts are included in contract assets until the right to payment is no longer conditional on events other than the passage of time. These contract assets are reclassified to receivables when the right to consideration becomes unconditional. For the year ending December 31, 2023, and 2022, no impairment was recorded from contract assets.

F-10

The Company’s allowances for doubtful accounts are typically immaterial and, if required, are based on management’s best estimate of expected credit losses inherent in the Company’s accounts receivable balance.

Contract liabilities are recorded in the event that the Company bills for services in advance of the time the services are performed, or when cash payments are received or due in advance of satisfying the Company’s performance obligations, even if amounts are refundable. Contract liabilities recorded at December 31, 2023, and December 31, 2022, represent the Company’s accounting for the timing difference between when the customer is billed or funds are received and when the performance obligation is satisfied. During the year ended December 31, 2023 and 2022, the Company recognized $10.1 million and $7.8 million as revenue that was relating to the contract liability balance as of January 1, 2023 and 2022, respectively.

The following table disaggregates the Company’s revenue by major type for the year ended December 31, 2023, and 2022:

	(in thousands)
	Years Ended December 31,
	2023	2022

Brand sponsorships	$19,411	$42,096
Content	13,003	14,497
Consumer products	799	3,455
Esports	11,240	9,385
Other	221	588

Total revenue	$44,674	$70,021

The section below describes our revenue recognition policies and significant judgments in further detail for each major revenue source of the Company.

Brand Sponsorships

The Company offers advertisers a full range of promotional vehicles, including but not limited to online advertising, livestream announcements, content generation, social media posts, logo placement on the Company’s official merchandise and special appearances of members of the Company’s talent roster. Our brand sponsorship agreements may include multiple services that are capable of being individually distinct, however the intended benefit is an association with the Company’s brand and the services are not distinct within the context of the contracts. Revenues from brand sponsorship agreements are recognized ratably over the contract term. Payment terms and conditions vary, but payments are generally due periodically throughout the term of the contract. In instances where the timing of revenue recognition differs from the timing of billing, we have determined the brand sponsorship agreements generally do not include a significant financing component.

Content

We generate and produce original content which we monetize through Google’s AdSense service. Revenue is variable and is earned when the visitor “clicks through” on the advertisement. The amount of revenue earned is reported to us monthly and is recognized upon receipt of the report of viewership activity. Payment terms and conditions vary, but payments are generally due within 30 to 45 days after the end of each month.

Principal Versus Agent Considerations

A significant amount of our brand sponsorship and content revenues are generated from our talent, who are under exclusive, multi-year contracts. Our talent consists of highly trained independent contractors, whose compensation is tied to the revenue that they generate. We have evaluated the terms of our brand sponsorship and content agreements and have concluded the Company is the primary obligor. Brand sponsorship and content revenues are reported on a gross basis, while revenue-sharing and other fees paid to our talent are recorded as cost of revenues. The Company owns the FaZe brand and intellectual property, takes primary responsibility for delivery of services, and exercises control over content generation and monetization.

F-11

Consumer Products

The Company earns consumer products revenue from sales of our consumer products on our website or at live or virtual events. Revenues are recognized at a point in time, as control is transferred to the customer upon shipment. The Company offers customer returns and discounts through a third party distributor and accounts for this as a reduction to revenue. The Company does not offer loyalty programs or other sales incentive programs that are material to revenue recognition. Payment is due at the time of sale. We have outsourced the design, manufacturing, fulfillment, distribution, and sale of our consumer products to a third party, in exchange for royalties based on the amount of revenue generated. We evaluated the terms of the agreement to determine whether our consumer products revenues should be reported gross, or net of royalties paid. Key indicators that we evaluated in determining whether we are the principal in the sale (gross reporting), or an agent (net reporting) include, but are not limited to:

●	the Company is the party that is primarily responsible for fulfilling the promise to provide the specified good or service,
●	the Company has inventory risk before the good is transferred to the customer, and
●	the Company is the party that has discretion in establishing pricing for the specified good or service.

Based on our evaluation of the above indicators, we report consumer products revenues on a gross basis.

Esports

League Participation: Generally, FaZe has one performance obligation—to participate in the overall Esport event—because the underlying activities do not have standalone value absent our participation in the tournament or event. Revenue from prize winnings and profit-share agreements is variable and is highly uncertain, we recognize revenue at the point in time when the uncertainty is resolved.

Player Transfer Fees: Player transfer agreements include a fixed fee and may include a variable fee component. FaZe recognizes the fixed portion of revenue from transfer fees upon satisfaction of our performance obligation, which coincides with the execution of the related agreement. The variable portion of revenue is considered highly uncertain and is recognized at the point in time when the uncertainty is resolved.

Licensing of Intellectual Property: Our licenses of intellectual property generate royalties that are recognized in accordance with the royalty recognition constraint. That is, royalty revenue is recognized at the time when the sale occurs.

Transaction Price Allocated to the Remaining Performance Obligations

For the estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) as of December 31, 2023, the Company applies the allowable practical expedient and does not disclose information about remaining performance obligations that have original expected durations of one year or less. Revenue expected to be recognized in the future related to performance obligations that have original expected durations greater than one year that are unsatisfied (or partially unsatisfied) as of December 31, 2023 were not material.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity and ASC 815, Derivatives and Hedging. Warrants that meet the definition of a derivative financial instrument and the equity scope exception in ASC 815-10-15-74(a) are classified as equity, and are not subject to remeasurement provided that the Company continues to meet the criteria for equity classification. Warrants that are accounted for as equity-classified are further discussed in Note 9, Equity. Warrants that are classified as liabilities are accounted for at fair value and remeasured at each reporting date until exercise, expiration, or modification that results in equity classification. Any change in the fair value of the warrants is recognized as change in fair value of warrant liabilities in the Consolidated Statements of Operations. The classification of warrants, including whether warrants should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. The fair value of liability-classified warrants is determined using the Black-Scholes options pricing model (“Black-Scholes model”) which includes Level 3 inputs as further discussed in Note 7, Private Placement Warrants and Recurring Fair Value Measurements.

Stock-Based Compensation

The Company accounts for its stock-based awards in accordance with ASC 718, Compensation – Stock Compensation, which requires fair value measurement on the grant date and recognition of compensation expense for all stock-based payment awards.

Legacy FaZe has issued stock options before there was an active market for the Company’s common stock. The Board of Directors (the “Board”) was required to estimate the fair value of the Company’s common stock at the time of each award. The Board considered numerous objective and subjective factors in determining the value of the Company’s common stock at each grant date, including the following: (1) the per-share price of issuances of the Company’s preferred stock, which the Company sold to outside investors in arm’s-length transactions, and the rights, preferences, and privileges of the Company’s preferred stock and common stock; (2) valuations performed by an independent valuation specialist; (3) the Company’s stage of development and revenue growth; (4) the fact that the awards involved illiquid securities in a private company; and (5) the likelihood of achieving a liquidity event for the shares of common stock underlying the awards, such as an initial public offering or sale of the Company, given prevailing market conditions. The Company believed this to have been a reasonable methodology based on certain arm’s-length transactions involving the Company’s preferred stock, supported by the results produced by this valuation methodology. Since the Business Combination, the Company’s common stock is now actively traded, so the fair value of the common stock is readily available.

F-12

For stock options, the Company estimates the fair value using the Black-Scholes model. The fair value is expensed over the requisite service periods of the awards (usually one to four years), in the period of grant for awards that vest immediately and have no future service condition, or in the period the awards vest immediately after meeting a performance condition becomes probable (i.e., the occurrence of a change in control event). As there was no public market for its common stock at the time of the stock option grant, the Company determined the volatility for options granted based on an analysis of reported data for a peer group of companies. The expected volatility of options granted has been estimated based on an average of the historical volatility measures of this peer group of companies. The expected life of options has been estimated utilizing the “simplified method” due to the lack of available or sufficient historical exercise data for the Company for the applicable options terms. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The Company has not paid, and does not anticipate paying, cash dividends on its common stock; therefore, the expected dividend yield is assumed to be zero. As the Company’s stock is now publicly traded after the Business Combination, the fair value of the Company’s stock and the volatility is readily available.

The Black-Scholes model requires the input of certain assumptions that require the Company’s judgment, including the fair value of common shares before the Business Combination, expected term, and the expected price volatility of the underlying stock. The assumptions used in calculating the fair value of stock-based compensation represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of judgment. As a result, if factors change resulting in the use of different assumptions, stock-based compensation expense could be materially different in the future. The Company accounts for forfeitures of stock-based awards as they occur.

Income Taxes

We record a tax provision for the anticipated tax consequences of the reported results of operations. In accordance with ASC 740, Income Taxes, the provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases, operating losses and tax credit carryforwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date. We evaluate deferred tax assets each period for recoverability. For those assets that do not meet the threshold of “more likely than not” that they will be realized in the future, a valuation allowance is recorded.

We report a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. We recognize interest and penalties, if any, related to unrecognized tax benefits in income tax expense, if applicable income tax returns remain open for examination by applicable authorities, generally three years from filing for federal and four years for state. The Company is not currently under examination by any taxing authority nor has it been notified of an impending examination.

Fair Value Measurement

The fair value hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The fair value hierarchy consists of the following three levels:

Level 1: Quoted prices in active markets for identical assets or liabilities

Level 2: Quoted prices for similar assets and liabilities in active markets or inputs other than quoted prices which are observable for the assets or liabilities

Level 3: Unobservable inputs which are supported by little or no market activity

The carrying amount of the Company’s financial instruments, including cash, accounts receivable, notes receivable, and accounts payable approximate fair value due to their short-term nature.

The Company’s private placement warrants (the “Private Placement Warrants”) are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Consolidated Balance Sheet. The value of the warrant is de minimis and as such the company did not revalue the warrants as of December 31, 2023.

F-13

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net earnings (loss) attributable to the Company by the number of weighted average shares of the Company’s common stock outstanding during the period. Diluted earnings (loss) per share is computed by dividing net earnings (loss) attributable to the Company by the number of weighted-average shares of the Company’s common stock outstanding during the period after adjusting for the impact of securities that would have a dilutive effect on earnings (loss) per share. As the Company has incurred losses in all periods presented, all potentially dilutive securities are antidilutive. See Note 13, Loss Per Share, for additional information on dilutive securities.

Segment Reporting

Operating segments are defined as components of an entity for which separate financial information is available and is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company has determined that its Chief Executive Officer is the CODM. The Company operates and reports financial information in one segment, as the CODM reviews financial information presented on a consolidated basis, at the Company level, for the purposes of making operating decisions, allocation of resources, and evaluating financial performance.

As of and for the years ended December 31, 2023 and 2022, the Company did not have material revenue earned or assets located outside of the United States.

Accounting Pronouncements Recently Adopted

In September 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This guidance requires the measurement of all expected credit losses for financial assets held at the reporting data based on historical experience, current conditions, and reasonable and supportable forecasts. This guidance also requires enhanced disclosures regarding significant estimates and judgements used in estimating credit losses. The new guidance is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted this standard on January 1, 2023, and such adoption did not have a material impact to the company’s consolidated financial statements.

Accounting Pronouncements Not Yet Adopted

As an emerging growth company, the JOBS Act allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an emerging growth company. The adoption dates discussed below reflect this election.

In December 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires that public business entities must annually (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate). This ASU is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The ASU is to be applied prospectively. Retroactive application is permitted. The Company has not early adopted and continues to evaluate the impact of the provisions of ASU 2023-09 on its consolidated financial statements.

In November 2023, the FASB issued ASU No 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 is intended to improve reportable segment disclosure requirements primarily through enhanced disclosures about significant segment expenses. This ASU is effective for fiscal years beginning after December 15, 2023, with early adoption permitted. The ASU should be applied retrospectively to all prior periods presented in the financial statements. The Company has not early adopted and continues to evaluate the impact of the provisions of ASU 2023-07 on its consolidated financial statements.

F-14

3.	PROPERTY, equipment and leasehold improvements

Property, equipment and leasehold improvements as of December 31, 2023 and 2022 consisted of the following:

	(in thousands)
	December 31,	December 31,
	2023	2022
Furniture / Fixtures	$897	$897
Computer equipment	3,683	3,640
Vehicles	106	106
Leasehold improvements	874	801
Subtotal	5,560	5,444
Less: Accumulated depreciation	(3,468)	(1,623)
Property, equipment and leasehold improvements, net	$2,092	$3,821

Depreciation expense totaled $1.8 million and $1.3 million for the years ended December 31, 2023 and 2022, respectively.

4.	Intangibles aSSETS

Intangible assets as of December 31, 2023 and 2023 consisted of the following:

		(in thousands)
		Gross		Net
		Carrying	Accumulated	Carrying
As of December 31, 2023	Useful Life	Value	Amortization	Value

Website development	3 years	$469	$305	$164
Talent acquisition	2 – 3 years	1,498	834	664
Intangible assets, net		$1,967	$1,139	$828

		(in thousands)
		Gross		Net
		Carrying	Accumulated	Carrying
As of December 31, 2022	Useful Life	Value	Amortization	Value

Website development	3 years	$377	$175	$202
Talent acquisition	2 – 3 years	1,201	555	646
Intangible assets, net		$1,578	$730	$848

Amortization expense totaled $0.5 million and $0.6 million for the years ended December 31, 2023 and 2022, respectively.

The following table presents the estimated future amortization of intangible assets (in thousands):

Years ending December 31,	(in thousands)
2024	$466
2025	217
2026	145
2027	—
Total future amortization of amortizable intangible assets	$828

5.	DEBT

Upon the close of the Business Combination, all outstanding debt was converted to equity or paid with transaction proceeds. See the details below for more information on outstanding debt agreements that had been outstanding prior to the Business Combination.

2022 B. Riley Term Loan

In March 2022, Legacy FaZe entered into a Bridge Loan Agreement with B. Riley Commercial Capital, LLC (“B. Riley Lender”), an affiliate of BRPM, pursuant to which Legacy FaZe received a term loan in the amount of $10.0 million in a single advance (“Initial Term Loan”). Upon receipt of a borrowing notice from Legacy FaZe to B. Riley Lender in April 2022, B. Riley Lender issued Legacy FaZe a second advance of $10.0 million (“Final Term Loan”). The maturity date was closing date of the Merger Agreement.

F-15

As a result of the Business Combination, on the Closing Date, the Company paid in full the 2022 B. Riley Term Loan and the accrued interest with the proceeds of the Merger.

2021 Cox Convertible Promissory Notes

In August 2021, we entered into an agreement with Cox, to which we sold convertible promissory notes of $10.0 million. Cox also purchased an additional $5.0 million in convertible promissory notes in October 2021. The maturity date of the notes was the earliest of December 15, 2023 or various other conditions outlined in the Notes 7, Debt, of the notes to the consolidated financial statements, one of which is the consummation of the Business Combination. These convertible promissory notes, which could not be prepaid without consent of the holder, bore interest at a rate of 10.00% per annum and were secured against substantially all of our assets.

The convertible promissory notes were fully converted into 3,096,908 shares of the Company’s common stock in July 2022 in connection with the closing of the Business Combination.

Senior Convertible Note Purchase Agreement and Senior Convertible Promissory Note

Pursuant to a Secured Convertible Note Purchase Agreement, dated as of December 15, 2020, as amended, by and among Legacy FaZe, CPH Phase II SPV LP (“CPH II”) and CPH Phase III SPV LP (“CPH III” and, together with CPH II, “CPH”), Legacy FaZe issued $55,000,000 in aggregate principal amount of convertible promissory notes to CPH between December 15, 2020 and August 30, 2021 (the “CPH notes”). The CPH notes accrued interest at a rate of 10% per year and had a maturity date of December 15, 2023. In addition, CPH had the right to purchase certain additional convertible promissory notes from FaZe (the “CPH Right”).

Pursuant to a letter agreement, dated as of December 15, 2020, as amended by and between Legacy FaZe and CPH II (the “CPH Letter”), as long as CPH or its affiliates owned at least 2% of the outstanding capital stock of Legacy FaZe on an as-converted-to-common stock basis, Legacy FaZe was required to invite a CPH representative to attend all meetings of Legacy FaZe’s board of directors in a non-voting observer capacity, subject to certain exceptions. In addition, in consideration of CPH’s purchase of the CPH notes, so long as any amount remained outstanding under the CPH notes, Legacy FaZe agreed to pay to CPH a nonrefundable quarterly monitoring fee of $62,500, and, upon CPH’s request, reimburse CPH for any reasonable, necessary and documented expenses incurred by CPH in connection with the monitoring of its investment in FaZe and/or activities performed on behalf of FaZe, subject to a limit of $250,000 in total.

On October 23, 2021, CPH entered into a letter agreement with Legacy FaZe, pursuant to which, among other things, (i) CPH agreed to convert the CPH notes into shares of Legacy FaZe common stock immediately prior to Closing Date, (ii) CPH agreed to waive the CPH Right in exchange for the issuance of a Legacy FaZe convertible note, such note to be converted into shares of Legacy FaZe common stock immediately prior to Closing, and such shares of Legacy FaZe common stock to be converted into 4,800,000 shares of Legacy FaZe common stock, (iii) CPH agreed to waive any interest on the CPH notes in exchange for (x) the issuance of a Legacy FaZe convertible note, such note to be converted into shares of Legacy FaZe common stock immediately prior to Closing, and such shares of Legacy FaZe common stock to be converted into 523,763 shares Common Stock and (y) payment in cash of interest on the CPH notes that accrues starting on February 1, 2022 and ending on the Closing Date, and (iv) FaZe nominated Nick Lewin for election as a director of New FaZe, and upon election of Mr. Lewin as a director of FaZe.

The CPH convertible notes and accrued interest up to January 2022 were converted into 15,769,002 shares of the Company’s common stock in July 2022, in connection with the closing of the Business Combination. In addition, $2.6 million of accrued interest was settled by cash. The CPH Letter terminated upon the election of Mr. Lewin as a director of FaZe.

Other Convertible Promissory Notes

In March 2020 through August 2021, we entered into Convertible Promissory Note Agreements with accredited investors pursuant to which we sold promissory notes totaling approximately $3.2 million. For each of the $2.5 million of notes issued in 2020, the maturity date was the earlier of December 31, 2021 or the closing of a private round of preferred stock financing with immediately available proceeds of at least $1.0 million, with one note of $0.5 million with a maturity date as the earlier of April 21, 2023 or the or the closing of a private round of preferred stock financing with immediately available proceeds of at least $1.0 million. For each of the $0.7 million in notes issued in 2021, the maturity date was the second anniversary of the date of the debt purchase agreement. The conversion price of the notes was equal to 90% of the price per share sold in a preferred stock financing, provided the price is subject to adjustment in the event our enterprise value is greater than $250.0 million on that date.

The convertible promissory notes, which could not be prepaid without consent of the holder, bore interest at a rate of 4.00% per annum. The convertible promissory notes were subordinate and junior in right of payment to any senior indebtedness of FaZe.

The other convertible promissory notes were fully converted into 679,496 shares of the Company’s common stock in July 2022, connection with the closing of the Business Combination.

F-16

Paycheck Protection Program Loan

On May 4, 2020, we entered into a promissory note dated May 4, 2020 with Harvest Small Business Finance, LLC., pursuant to which Harvest agreed to make a loan to us under the Paycheck Protection Program offered by the U.S. Small Business Administration in a principal amount of approximately $1.1 million pursuant to Title 1 of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The loan proceeds were available to be used to pay for payroll costs, including salaries, commissions, and similar compensation, group health care benefits, and paid leaves; as well as rent; utilities; and interest on certain other outstanding debt.

The Paycheck Protection Program loan was fully repaid in July 2022, using the proceeds of the Merger.

6.	Equity

Common Stock

The Company had 31,900,878 shares of Legacy FaZe common stock authorized for issuance with a par value of $0.00001 per share as of December 31, 2021 and prior to the Closing of the Business Combination.

Pursuant to the Company’s second amended and restated certificate of incorporation, the Company is authorized to issue up to 500,000,000 shares of common stock with a par value of $0.0001 per share.

The Company had 77,404,977 of common stock and 71,511,887 shares of Legacy FaZe’s common stock issued and outstanding as of December 31, 2023 and December 31, 2022 respectively.

Preferred Stock

The Company had 3,237,800 shares of Legacy FaZe’s preferred stock issued and outstanding as of December 31, 2021. As a result of the Business Combination, 3,237,800 shares of Legacy FaZe’s preferred stock outstanding as of the Closing Date were converted into shares of Legacy FaZe’s common stock on a one-to-one basis. Pursuant to the Company’s second amended and restated certificate of incorporation, the Company is authorized to issue up to 1,000,000 shares of preferred stock with a par value of $0.0001.

The Company had zero shares of preferred stocks issued and outstanding as of December 31, 2023 and December 31, 2022.

Earn-out Shares

As a result of the Business Combination, a number of the Company’s common stock (the “Seller Earn Out”) equal to 6% of the sum of i) the total number of the Company’s common stock issued and outstanding as of immediately after the Closing and ii) the total number of shares of the Company’s common stock equal to the product of the total number of net vested company option shares calculated as of immediately prior to the Closing and the Equity Value Exchange Ratio were issued and is subject to vesting and forfeiture conditions upon reaching certain volume-weighted average price (“VWAP”) per share during the period commencing 90 days after the Closing Date and ending five years after the Closing Date (“Earn-out Period”). Among other things further disclosed in the Merger Agreement, if the following events (“Trigger Event”) occurs on or before the five-year anniversary of the Business Combination:

●	the VWAP per share of the Company’s common stock at any point during the trading hours of a trading day is equal to or greater than $12.00 for any 20 trading days within any period of 30 consecutive trading days, one-third (“First Target Earn- Out Shares”) shall immediately vest and no longer be subject to the forfeiture conditions;

●	the VWAP per share of the Company’s common stock at any point during the trading hours of a trading day is equal to or greater than $14.00 for any 20 trading days within any period of 30 consecutive trading days, one-third (“Second Target Earn-Out Shares”) shall immediately vest and no longer be subject to the forfeiture conditions;

●	the VWAP per share of the Company’s common stock at any point during the trading hours of a trading day is equal to or greater than $16.00 for any 20 trading days within any period of 30 consecutive trading days, one-third (“Third Target Earn-Out Shares”) shall immediately vest and no longer be subject to the forfeiture conditions;

●	in the event of a sale during the Earn-out Period, to the extent that the holders of the Company’s common stock receive sale price that is greater than or equal to the applicable closing price, any Earn-out Shares that have not previously vested shall be deemed to have vested immediately prior to the closing of such sale, and the holders of any Earn-out Shares deemed vested shall be eligible to participate in such sale with respect to the sponsor Earn-out Shares on the same terms, and subject to the same conditions, as apply to the holders of the Company’s common stock. Upon the consummation of the sale, the Earn-out Period shall terminate.

As a result of the Business Combination, among other things further disclosed in the Sponsor Support Agreement, the sponsors agreed that (x) an aggregate of 2,156,250 sponsor shares shall be fully vested and (y) an aggregate of 2,156,250 sponsor shares (the “Sponsor Earn-Out Shares”) shall be subject to vesting or forfeiture, during the Earn-out Period, at the event the Trigger Event mentioned above occurs.

F-17

The Earn-out Shares meet the accounting definition of a derivative financial instrument, are considered to be indexed to the Company’s common stock and meet other the conditions in ASC 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity, to be classified as equity.

As of December 31, 2023, the Earn-Out Period had begun but vesting conditions had not yet been met.

Public Warrants to Acquire Common Stock

Prior to the Business Combination, there were 5,750,000 Public Warrants issued and outstanding in connection with the initial public offering of B. Riley 150 with an exercise price of $11.50 per share. The Public Warrants became exercisable 30 days after the Business Combination. Each whole share of the warrant is exercisable for one share of the Company’s common stock.

The Company may redeem the outstanding Public Warrants for $0.01 per warrant upon at least 30 days’ prior written notice of redemption given after the warrants become exercisable, if the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock dividends, sub-divisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after the warrants become exercisable and ending on the third trading day before the Company sends the notice of redemption to the warrant holders. Upon issuance of a redemption notice by the Company, the warrant holders may, at any time after the redemption notice, exercise the Public Warrants on a cashless basis.

The Public Warrants meet the definition of a derivative financial instrument and the equity scope exception in ASC 815-10-15-74(a) to be classified as equity, and are not subject to remeasurement provided that the Company continues to meet the criteria for equity classification.

As of December 31, 2023, all 5,750,000 Public Warrants remain outstanding.

Standby Equity Purchase Agreement

On May 10, 2023, FaZe Holdings, Inc., a Delaware corporation (the “Company”), and YA II PN, Ltd., a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (the “Investor”), entered into a Standby Equity Purchase Agreement (the “SEPA”).

The Company will have the right to issue and sell to the Investor, from time to time, as provided in the SEPA, and the Investor shall purchase from the Company, up to $25 million in aggregate gross purchase price (the “Commitment Amount”) of the newly issued shares of the Company’s common stock, par value $0.0001 (the “Common Stock”) (each such sale, an “Advance”) by delivering written notice to the Investor (each, an “Advance Notice” and the date on which the Company is deemed to have delivered an Advance Notice, the “Advance Notice Date”). The Common Stock purchased pursuant to an Advance will be purchased at a price equal to 97% of the lowest daily VWAP of the Common Stock during the three consecutive trading days commencing on the Advance Notice Date. “VWAP” means, for any trading day, the daily volume weighted average price of the Common Stock for such trading day on the Nasdaq Stock Market during regular trading hours as reported by Bloomberg L.P.

The issuance of the Common Stock under the SEPA will be subject to certain limitations, including that (i) the Investor may not purchase any Common Stock that would result in it owning more than 4.99% of the Company’s Common Stock or (ii) the aggregate number of Common Stock issued pursuant to the SEPA cannot exceed 19.9% of the Company’s Common Stock as of as of the date of the SEPA (referred to as the “Exchange Cap”). The Exchange Cap shall not be applicable if: (i) the Company’s stockholders have approved the issuance of Common Stock in excess of the Exchange Cap in accordance with the applicable rules of the Principal Market or (ii) to the extent that (and only for so long as) the average price for the issuance of Common Stock equals or exceed the lower of (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the date of the SEPA; or (ii) the average Nasdaq Official Closing Price for the five Trading Days immediately preceding the date of the SEPA.

Pursuant to the terms of the SEPA, the Company shall prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement (the “Registration Statement”) or multiple Registration Statements registering for resale of the Common Stock issuable to the Investor under the SEPA. The Company in its sole discretion may choose when to file such Registration Statements; provided, however, that the Company shall not have the ability to request any Advances until the effectiveness of a Registration Statement.

As consideration for the Investor’s commitment to purchase Common Stock at the Company’s direction upon the terms and subject to the conditions set forth in the SEPA, the Company will issue 487,995 shares of Common Stock to the Investor.

F-18

The SEPA shall terminate automatically on the earliest of (i) the first day of the month next following the 36-month anniversary of the date of the SEPA and (ii) the date on which the Investor shall have made payment of Common Stock pursuant to the SEPA for Common Stock equal to the Commitment Amount. The SEPA may be terminated at any time by the mutual written consent of the parties to the SEPA, effective as of the date of such mutual written consent unless otherwise provided in such written consent, or by the Company upon five trading days’ prior written notice to the Investor subject to the terms of the SEPA.

7.	Stock Compensation Expense

2022 Omnibus Incentive Plan

On October 24, 2021, the stockholders of the Company approved the 2022 Omnibus Incentive Plan (the “OIP”), which became effective as of the Closing Date of the Business Combination. The OIP allows grants of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stocks, restricted stock units, stock bonuses, other stock-based awards, cash awards, and substitute awards (“the “OIP Awards”) to selected officers, employees, partners, non-employee directors, independent contractors, and consultants. The Company has 12,358,689 shares of common stock, $0.0001 par value per share, reserved for issuance pursuant to awards that may be granted under OIP. As of December 31, 2023, 2,045,862 shares of the Company’s common stock are subject to restricted stock award.

2022 Employee Stock Purchase Plan

On October 24, 2021, the stockholders of the Company approved the 2022 Employee Stock Purchase Plan (the “ESPP”), which became effective as of the Closing Date of the Business Combination. An aggregate of 1,791,416 shares of the Company’s common stock has been reserved for issuance or transfer pursuant to rights granted under the ESPP (“Aggregate Number”). The Aggregate Number represents 2% of the aggregate number of shares of the Company’s fully diluted shares outstanding immediately after the Closing and is subject to increase each year over a ten-year period. The maximum aggregate number of shares of common stock available for issuance under ESPP shall not exceed 75,000,000 shares. The ESPP will be implemented through a series of offerings of purchase rights to eligible employees. Each eligible employee may authorize payroll deductions at a minimum of 1% up to a maximum of 15% on a pro rate basis for each pay period during an offering. Under the ESPP, the Company’s Board may designate the period of each offering but no offering shall exceed 27 months in duration. Unless otherwise determined, the offering shall be for a purchase period of 6 months, beginning on the offering date and ending on the exercise date. The purchase price for each share shall be 85% of the fair market value of the Company’s common stock on the offering date or the exercise date, whichever is less. As of December 31, 2023 27,711 shares have been granted under this plan.

Amended and Restated 2019 Equity Incentive Plan

The Company maintains an equity incentive plan established in October 2019, the 2019 Equity Incentive Plan (the “Legacy FaZe Plan”). The Legacy FaZe Plan allows grants of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock and restricted stock units, generally to directors, employees, consultants and service providers. In July 2021, the Company’s Board amended the Legacy FaZe Plan and increased the maximum aggregate number of shares authorized to be issued to 10,500,000 shares of Legacy FaZe common stock, which is equivalent to 23,380,173 shares of the Company’s common stock calculated using the Equity Value Exchange Ratio. As of December 31, 2023, 16,712,807 shares of the Company’s common stock are issuable upon the vesting and exercise of stock options originally granted under the Legacy FaZe Plan, and 2,300,390 shares of the Company’s common stock are subject to restricted stock awards originally granted under the Legacy FaZe Plan.

The following table contains information about the plan as of December 31, 2023:

	Awards		Awards
	Reserved for	Awards	Available for
	Issuance	Outstanding	Grant

2022 Omnibus Incentive Plan	12,358,689	7,811,597	4,547,092
2022 Employee Stock Purchase Plan	75,000,000	27,711	74,972,289
Amended 2019 Equity Incentive Plan	23,380,173	21,360,770	2,019,403

F-19

Stock Compensation Expense

Stock-based compensation expense for the periods presented was comprised of the following, which were included in general and administrative expenses within the Consolidated Statements of Operations:

	(in thousands)
	For the year ended December 31,
	2023	2022
Stock options	$23	$469
Restricted stock awards	11,636	9,698
Total stock–based compensation expense	$11,659	$10,167

Options

The following is an analysis of the stock option grant activity:

		Weighted	Weighted
		Average	Average
		Exercise	Remaining
Vested and Nonvested Stock Options	Number	Price	Life
Outstanding December 31, 2022	18,863,654	$0.38	4.13
Granted	-	-	-
Exercised	(2,150,847)	0.38	-
Expired or forfeited	-	-	-
Outstanding December 31, 2023	16,712,807	$0.38	3.13

		Average
		Exercise
Nonvested Stock Options	Number	Price
Nonvested on December 31, 2022	670,008	$0.38
Granted	-	-
Vested	(329,376)	0.38
Forfeited	-	-
Nonvested on December 30, 2023	340,632	$0.38

The Company recognized stock-based compensation expense related to options granted and vesting expense of $23 thousand during the year ended December 31, 2023, which is included in general and administrative expenses. The Company recognized stock-based compensation expense related to options issued and vesting of $0.5 million during the year ended December 31, 2022, which is included in general and administrative expenses.

During the years ended December 31, 2023 and 2022, the Company granted a total of 0 and 0 options, respectively.

Warrants

The following is an analysis of the warrant grant activity:

		Weighted	Weighted
		Average	Average
		Exercise	Remaining
Vested and Nonvested Stock Warrants	Number	Price	Life
Outstanding December 31, 2022	5,923,333	$11.50	4.55
Granted	-	-	-
Exercised	-	-	-
Expired or forfeited	-	-	-
Outstanding December 31, 2023	5,923,333	$11.50	3.55

F-20

Restricted Stock Awards

A summary of Restricted Stock Awards (“RSAs”) issuances are as follows:

		Weighted
		Average
Nonvested RSAs	Number	Price
Nonvested December 31, 2022	1,649,962	$6.276.27
Granted	1,925,856	0.42
Vested	(1,037,928)	6.40
Forfeited	(237,500)	4.83
Nonvested December 31, 2023	2,300,390	$1.03

The Company recognized stock-based compensation expense related to RSAs granted and vesting expense of $8.6 million and $9.0 million during the years ended December 31, 2023 and 2022, respectively, which is included in general and administrative expenses.

During the years ended December 31, 2023 and 2022, the Company granted a total of 1,925,856 and 2,899,372 RSAs, respectively.

Restricted Stock Units

The Restricted Stock Units (“RSUs”) were valued based on the stock price on the date of grant.

A summary of RSUs issuances are as follows:

		Weighted
		Average
Nonvested RSUs	Number	Price
Nonvested December 31, 2022	702,417	$2.79
Granted	2,885,984	1.82
Vested	(879,658)	1.64
Forfeited	(86,750)	2.75
Nonvested December 31, 2023	2,621,993	$1.09

F-21

8.	Equity

Prior to the Business Combination, Legacy FaZe had two classes of capital stock outstanding: common stock and preferred stock. Following the

Business Combination, the Company has one class of capital stock outstanding: common stock. The following summarizes the terms of the Company’s capital stock.

Preferred Stock

The Company had 3,545,529 shares of Legacy FaZe preferred stock authorized for issuance with a par value of $0.00001 per share as of December 31, 2021 and prior to the Closing of the Business Combination.

Pursuant to the Company’s second amended and restated certificate of incorporation, the Company is authorized to issue up to 1,000,000 shares of preferred stock with a par value of $0.0001.

The Company had 3,237,800 shares of Legacy FaZe’s preferred stock issued and outstanding as of December 31, 2021. As a result of the Business Combination, 3,237,800 shares of Legacy FaZe’s preferred stock outstanding as of the Closing Date were converted into shares of Legacy FaZe’s common stock on a one-to-one basis. As of December 31, 2022, the Company had no shares of preferred stock issued and outstanding.

Common Stock

The Company had 31,900,878 shares of Legacy FaZe common stock authorized for issuance with a par value of $0.00001 per share as of December 31, 2021 and prior to the Closing of the Business Combination.

Pursuant to the Company’s second amended and restated certificate of incorporation, the Company is authorized to issue up to 500,000,000 shares of common stock with a par value of $0.0001 per share.

The Company had 74,592,879 of common stock and 71,511,887 shares of Legacy FaZe’s common stock issued and outstanding as of December 31, 2023 and December 31, 2022 respectively.

Earn-out Shares

As a result of the Business Combination, a number of the Company’s common stock (the “Seller Earn Out”) equal to 6% of the sum of i) the total number of the Company’s common stock issued and outstanding as of immediately after the Closing and ii) the total number of shares of the Company’s common stock equal to the product of the total number of net vested company option shares calculated as of immediately prior to the Closing and the Equity Value Exchange Ratio were issued and is subject to vesting and forfeiture conditions upon reaching certain volume-weighted average price (“VWAP”) per share during the period commencing 90 days after the Closing Date and ending five years after the Closing Date (“Earn-out Period”). Among other things further disclosed in the Merger Agreement, if the following events (“Trigger Event”) occurs on or before the five-year anniversary of the Business Combination:

●	the VWAP per share of the Company’s common stock at any point during the trading hours of a trading day is equal to or greater than $12.00 for any 20 trading days within any period of 30 consecutive trading days, one-third (“First Target Earn- Out Shares”) shall immediately vest and no longer be subject to the forfeiture conditions;

●	the VWAP per share of the Company’s common stock at any point during the trading hours of a trading day is equal to or greater than $14.00 for any 20 trading days within any period of 30 consecutive trading days, one-third (“Second Target Earn-Out Shares”) shall immediately vest and no longer be subject to the forfeiture conditions;

●	the VWAP per share of the Company’s common stock at any point during the trading hours of a trading day is equal to or greater than $16.00 for any 20 trading days within any period of 30 consecutive trading days, one-third (“Third Target Earn-Out Shares”) shall immediately vest and no longer be subject to the forfeiture conditions;

●	in the event of a sale during the Earn-out Period, to the extent that the holders of the Company’s common stock receive sale price that is greater than or equal to the applicable closing price, any Earn-out Shares that have not previously vested shall be deemed to have vested immediately prior to the closing of such sale, and the holders of any Earn-out Shares deemed vested shall be eligible to participate in such sale with respect to the sponsor Earn-out Shares on the same terms, and subject to the same conditions, as apply to the holders of the Company’s common stock. Upon the consummation of the sale, the Earn-out Period shall terminate.

F-22

As a result of the Business Combination, among other things further disclosed in the Sponsor Support Agreement, the sponsors agreed that (x) an aggregate of 2,156,250 sponsor shares shall be fully vested and (y) an aggregate of 2,156,250 sponsor shares (the “Sponsor Earn-Out Shares”) shall be subject to vesting or forfeiture, during the Earn-out Period, at the event the Trigger Event mentioned above occurs.

The Earn-out Shares meet the accounting definition of a derivative financial instrument, are considered to be indexed to the Company’s common stock and meet other the conditions in ASC 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity, to be classified as equity.

As of December 31, 2023, the Earn-Out Period had begun but vesting conditions had not yet been met.

Public Warrants to Acquire Common Stock

Prior to the Business Combination, there were 5,750,000 Public Warrants issued and outstanding in connection with the initial public offering of B. Riley 150 with an exercise price of $11.50 per share. The Public Warrants became exercisable 30 days after the Business Combination. Each whole share of the warrant is exercisable for one share of the Company’s common stock.

The Company may redeem the outstanding Public Warrants for $0.01 per warrant upon at least 30 days’ prior written notice of redemption given after the warrants become exercisable, if the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock dividends, sub-divisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after the warrants become exercisable and ending on the third trading day before the Company sends the notice of redemption to the warrant holders. Upon issuance of a redemption notice by the Company, the warrant holders may, at any time after the redemption notice, exercise the Public Warrants on a cashless basis.

The Public Warrants meet the definition of a derivative financial instrument and the equity scope exception in ASC 815-10-15-74(a) to be classified as equity, and are not subject to remeasurement provided that the Company continues to meet the criteria for equity classification.

As of December 31, 2023, all 5,750,000 Public Warrants remain outstanding.

9.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases certain business and residential facilities under operating lease agreements that specify minimum rentals with lease terms ranging from two to two and a half years. The Company’s rent expense for the year ended December 31, 2023 and 2022 was $1.6 million and $1.5 million, respectively. Rent expense is included in general and administrative expense in the Consolidated Statements of Operations. Scheduled rent increases, if any, are amortized on a straight-line basis over the lease term.

Our lease agreements generally do not provide an implicit borrowing rate; therefore, an internal incremental borrowing rate is determined based on information available at lease commencement date for purposes of determining the present value of lease payments. We used the incremental borrowing rate on December 31, 2023 and December 31, 2022 for all leases that commenced prior to that date. In determining this rate, which is used to determine the present value of future lease payments, we estimate the rate of interest we would pay on a collateralized basis, with similar payment terms as the lease and in a similar economic environment.

Lease Costs

	Year Ended	Year Ended
	December 31,	December 31,
(in thousands)	2023	2022
Components of total lease costs:
Operating lease expense	$1,585	$1,544
Total lease costs	$1,585	$1,544

F-23

Lease Positions as of December 31, 2023 and December 31, 2022

ROU lease assets and lease liabilities for our operating leases are recorded on the balance sheet as follows:

	December 31,	December 31,
(in thousands)	2023	2022
Assets
Right of use asset – long term	$1,174	$2,693
Total right of use asset
Liabilities	$1,174	$2,693
Operating lease liabilities – short term	$1,196	$1,488
Operating lease liabilities – long term	-	1,084
Total lease liability	$1,196	$2,572

Lease Terms and Discount Rate

Weighted average remaining lease term (in years) – operating leases	0.7
Weighted average discount rate – operating leases	4%

Future minimum lease payments, which include non-cancelable operating leases at December 31, 2023, are as follows:

Years ending December 31,	(in thousands)
2024	$1,066
2025	5
2026	3
Total minimum lease payment	$1,074

Litigation

On November 30, 2020, Adult Use Holdings, Inc. (“Adult Use”) and Zola Ventures Ltd. (“Zola”) initiated arbitration claiming that the Company owed CA$ 3 million to Adult Use and Zola in connection with alleged funding to the Company of CA$ 30.0 million by Bridging Finance Group. On December 21, 2020, the Company brought counterclaims against Adult Use, Zola, and their principals Adam Salman and Igor Gimelshtein. On May 14, 2021, the Company applied for summary disposition of the claim for CA$ 3 million brought by Adult Use and Zola. On August 4, 2021, the arbitrator granted the Company’s application and issued a Partial Final Award dismissing Adult Use’s and Zola’s claim. The United States District Court for the Southern District of New York subsequently affirmed the Partial Final Award and its dismissal of Adult Use’s and Zola’s claims against the Company in a decision issued September 28, 2022. On November 8 and November 11, 2022, the arbitrator held hearings in connection with the Company’s counterclaims. On December 23, 2022, the Company filed an application for costs and attorneys’ fees. The Company does not believe a material loss is probable at this time. As result, the Company has not recorded a reserve with respect to this litigation.

On December 7, 2020, the Company filed an arbitration demand against its former Chief Legal Officer, Phillip Gordon (“Gordon”), alleging claims for fraud, breach of fiduciary duty, breach of duty of loyalty, and breach of employment agreement. The Company terminated Gordon effective as of December 5, 2020 based on the results of an internal investigation. Gordon has denied that the Company had cause to terminate him and filed counterclaims seeking payment of severance under his employment agreement in the total amount of $3.0 million, plus payment of $0.5 million in bonus compensation. Subsequent to December 31, 2021, as a result of arbitration proceedings, the Company has entered into a settlement agreement whereby Gordon agreed to the cancellation of 90,000 of the 790,000 outstanding stock options previously issued to him and to release any actions, claims, damages, judgments or agreements arising out of his relationship with the Company in exchange for $1.9 million in cash. The Company recorded a legal accrual for $1.9 million as of December 31, 2021. The initial payment of $0.4 million was made in the first quarter of 2022. The outstanding balance was settled as of the third quarter of 2022.

On May 21, 2021, Alissa Violet Marie Butler filed suit in the Superior Court of the State of California for the County of Los Angeles against FaZe Clan Inc., Dentons US LLP, and Wilson Sonsini Goodrich & Rosati, P.C. Ms. Butler alleges that she is entitled to shares of the Company’s stock. Subsequent to December 31, 2021, the Company has reached a preliminary settlement with Ms. Butler for a total of $0.8 million payable in a combination of cash and common stock to settle Ms. Butler’s claim. The Company recorded a legal accrual for $0.8 million as of December 31, 2021. The outstanding balance was settled as of the third quarter of 2022.

In 2021, the Company was made aware of a claim from Treschow-Fritzoe AS that the Company repaid the wrong party for certain funds received by the Company in 2017 and recorded a legal accrual of $1.2 million as of December 31, 2020. In October 2021, the Company entered into a settlement agreement with Treschow-Fritzoe AS and adjusted its legal accrual to $0.8 million as of December 31, 2021. The Company paid $0.8 million in April 2022.

F-24

10.	INCOME TAXES

The Company’s income and losses before income taxes in 2023 and 2022, respectively, consist of income and losses from domestic operations. Income / (Loss) before income tax expense for the years ended December 31, 2023 and 2022, respectively, consisted of the following: (in thousands)

	Year Ended	Year Ended
	December 31,	December 31,
	2023	2022
United States	(47,943)	(168,534)
Foreign	—	—
Income / (Loss) before income taxes	(47,943)	(168,534)

The table below presents the components of the provision for income taxes:

A reconciliation of income tax expense (benefit) computed at the statutory federal income tax rate to income taxes as reflected in the consolidated financial statements is as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2023	2022
Tax provision at statutory rate	21.0%	21.0%
State taxes, net of federal benefit	5.8%	2.0%
Permanent Items	(0.1)%	0.0%
162(m) Limitations	0.0%	(0.6)%
Equity Compensation	(3.7)%	0.2%
Deferred Adjustments	(1.0)%	(1.8)%
Nondeductible Loss on Debt Extinguishment	0.0%	(14.4)%
Increase/(decrease) in valuation reserve	(22.0)%	(6.4)%

Effective income tax rate	0.0%	0.0%

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The significant components of the Company’s deferred tax assets and liabilities as of December 31, 2023 and 2022 are comprised of the following (in thousands):

	As of
	December 31,
	2023	2022
Deferred tax assets:
Net operating loss carryforwards	45.796	34,934
Capitalized Sec. 174 Costs	79	67
Equity based compensation	1,054	1,272
Accruals	209	953
Lease Liability	335	720
Nondeductible Interest Carryover	1,972	2,089
Deferred Rent	—	—
Deferred Revenue	—	—
Fixed Assets	260	99
Other	706	173
Total Deferred Tax Assets	50,411	40,307
Less: Valuation Allowance	(50,082)	(39,553)
Deferred tax asset, net	$329	$754

Deferred tax Liabilities:
Right of Use Asset	(329)	(754)
Total deferred tax liabilities	(329)	(754)
Deferred taxes	—	—

F-25

The Company has evaluated the positive and negative evidence, bearing upon its ability to realize its deferred tax assets, which are comprised primarily of net operating loss carryforwards and tax credits. Management has considered the Company’s history of cumulative net losses in the United States, estimated future taxable income and prudent and feasible tax planning strategies and has concluded that it is more likely than not that the Company will not realize the benefits of its US federal and state deferred tax assets. Accordingly, a full valuation allowance has been established against these net deferred tax assets as of December 31, 2023 and 2022, respectively. The Company reevaluates the positive and negative evidence at each reporting period. The Company’s valuation allowance increased during 2023 by approximately $10.5 million, primarily due to new deferred tax asset related to capitalized net operating losses that were generated in the current year.

As of December 31, 2023 and 2022, the Company had U.S. federal net operating loss carryovers of $163.5 million and $123.8 million respectively, which may be available to reduce future taxable income. The 2017 Tax Cuts and Jobs Act (“TCJA”) will generally allow losses incurred after 2017 to be carried over indefinitely but will generally limit the net operating loss deduction to the lesser of the net operating loss carryover or 80% of a corporation’s taxable income (subject to Section 382 of the Internal Revenue Code of 1986, as amended). Also, there will be no carryback for losses incurred after 2017. Losses incurred prior to 2018 will generally be deductible to the extent of the lesser of a corporation’s net operating loss carryover or 100% of a corporation’s taxable income and be available for twenty years from the period the loss was generated. The Company has federal net operating losses generated following 2017 of $162.5 million, which do not expire. The federal net operating losses generated prior to 2018 of $1.0 million will expire at various dates through 2037.

As of December 31, 2023 and 2022, the Company also had U.S. state net operating loss carryovers of $164.1 million and $128.0 million respectively, which may be available to offset future income tax liabilities and expire at various dates through 2038.

The utilization of the Company’s NOLs are subject to annual Internal Revenue Code Section 382 limitations. The Company has not yet completed a 382 study as of December 31, 2023. As the Company is in a full valuation allowance, any limitation that may apply due to Section 382 limitation would not affect the conclusion of a full valuation allowance.

At December 31, 2023 and December 31, 2022, the Company did not have any significant uncertain tax positions. The Company will recognize interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2023 and 2022, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in the Company’s statement of operations. The Company does not anticipate a material change to unrecognized tax benefits in the next twelve months.

All of the Company’s tax years will remain open for examination by the Federal and state tax authorities to the extent that the Company’s tax attributes are utilized in future years to offset income or income taxes. The Company is currently not under examination from any taxing authority.

11.	RELATED PARTY TRANSACTIONS

On February 17, 2022, Legacy FaZe entered into a collaboration agreement with Spanky’s Clothing Inc., Cordell Broadus, Boss Lady Entertainment and SMAC Entertainment for an initial term of two years, pursuant to which Snoop Dogg became a member of FaZe’s talent network and joined the board of directors on the Closing Date of the Business Combination and agreed to (i) exclusively, except for companies not in direct competition with FaZe, promote FaZe for three years, and (ii) grant FaZe license to use his name and likeness in connection with certain content and services to be produced by him for FaZe, including (w) social media posts, (x) brand campaigns with FaZe sponsors, (y) hosting of events and (z) merchandise collaborations. Snoop Dogg is the Chief Executive Officer of Spanky’s Clothing Inc. Cordell Broadus is the son of Snoop Dogg. Shante Broadus, the spouse of Snoop Dogg, is the Chief Executive Officer of Boss Lady Entertainment. Constance Schwartz-Mornio, the manager of Snoop Dogg, is the Chief Executive Officer of SMAC Entertainment. The Company granted Legacy FaZe’s restricted stock, which converted into Company restricted stock awards, equal in value to (i) $1,857,154 to Snoop Dogg, (ii) $247,615 to Cordell Broadus, (iii) $247,615 to Boss Lady Entertainment and (iv) $247,615 to SMAC Entertainment, each of which will vest as follows: (x) one-third on August 17, 2022, (y) one-third in monthly installments through February 17, 2023 and (z) one-third in monthly installments through February 17, 2024. In addition, FaZe agreed to consider in good faith further equity bonuses and committed $50,000 in value for community outreach, including for the Snoop Youth Football League, scholarships or other charitable causes.

12.	GOING CONCERN

As of December 31, 2023, the Company had cash of $4.8 million and an accumulated deficit of $47.9 million. During the year ended December 31, 2023, the Company used net cash in operating activities of $33.2 million. The Company has incurred net losses since inception. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year from the issuance date of these consolidated financial statements.

F-26

The Company’s primary source of operating funds since inception has been cash proceeds from debt and equity financing transactions. The ability of the Company to continue as a going concern is dependent upon its ability to generate sufficient revenue and its ability to raise additional funds by way of its debt and equity financing efforts.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or classification of the liabilities that might be necessary should the Company be unable to continue as a going concern. The ability of the Company to continue as a going concern is dependent on management’s further implementation of the Company’s on-going and strategic plans, which include continuing to raise funds through equity and/or debt raises. Should the Company be unable to raise adequate funds, certain aspects of the on-going and strategic plans may require modification. Management is in the process of identifying sources of capital via strategic partnerships, debt refinancing and equity investments through one or more private placements.

13.	SUBSEQUENT EVENTS

In preparing the audited consolidated financial statements, the Company has evaluated subsequent events through June 18, 2024, which is the date the audited consolidated financial statements were available for issuance.

On March 7, 2024 (the “Closing Date”), GameSquare Holdings, Inc., a Delaware corporation (and prior to the Domestication (as defined below), a British Columbia corporation) (the “Company” or “GameSquare”), consummated the previously announced merger (the “Closing”) of FaZe Holdings Inc., a Delaware corporation (“FaZe”), pursuant to that certain Agreement and Plan of Merger, dated October 19, 2023 (as amended, the “Merger Agreement”), by and among the Company, FaZe and GameSquare Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of GameSquare (“Merger Sub”), as amended by that certain First Amendment to Agreement and Plan of Merger, dated December 19, 2023, by and among the Company, FaZe and Merger Sub (the “Amendment to Merger Agreement”). The consummation of the Merger involved (i) prior to the Closing, the continuance of GameSquare from the laws of the Province of British Columbia to the laws of the State of Delaware so as to become a Delaware corporation (the “Domestication”) and (ii) the merger of Merger Sub with and into FaZe, with FaZe continuing as the surviving corporation and wholly-owned subsidiary of GameSquare (the “Merger”), as well as the other transactions contemplated in the Merger Agreement.Merger Consideration

At the effective time of the Merger (the “Effective Time”): (i) each outstanding share of FaZe common stock, par value $0.0001 per share (the “FaZe Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares held in treasury by FaZe or held directly by GameSquare or Merger Sub (which such shares were cancelled)) was converted into the right to receive 0.13091 (the “Exchange Ratio”) of a fully paid non-assessable share of common stock, par value $0.0001 per share, of GameSquare (the “GameSquare Common Stock”) and, if applicable, cash in lieu of fraction shares of FaZe Common Stock, subject to applicable withholding, (ii) each share of common stock, par value $0.001 per share, of Merger Sub that was issued and outstanding immediately prior to the Effective Time was converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of FaZe Common Stock.

In addition, effective as of immediately prior to the Effective Time, all of the outstanding FaZe equity awards, including options to purchase shares of FaZe Common Stock, each share of FaZe Common Stock subject to vesting, repurchase or other lapse of restrictions, and each FaZe restricted stock unit convertible into shares of FaZe Common Stock, was assumed by GameSquare and converted into GameSquare equity awards on substantially the same terms, except that the assumed equity awards will cover a number of shares of GameSquare Common Stock and, if applicable, have an exercise price determined using the Exchange Ratio.Also at the Effective Time, all outstanding warrants to purchase shares of FaZe Common Stock were assumed by GameSquare and converted into warrants to purchase shares of GameSquare Common Stock on substantially the same terms, except that the assumed warrants cover a number of shares of GameSquare Common Stock, and have an exercise price, determined using the Exchange Ratio.Post-Closing Governance

In connection with the Merger and in accordance with the Merger Agreement, effective as of the Closing, the board of directors of the Company (the “Board”) increased the size of the Board from six to nine members and appointed Paul Hamilton and Nick Lewin (each, a “New Director” and collectively, the “New Directors”), who were previously members of FaZe’s board of directors, to serve on the Board, in each case, to hold office until their successors are duly elected and qualified or their earlier death, resignation or removal. Following the appointment of the New Directors, there remains one vacancy on the Board. Pursuant to the Merger Agreement, such vacancy is to be filled at such time that the Board duly elects an individual to serve in such capacity in accordance with the Bylaws and the terms of the Merger Agreement. It has not yet been determined on which committees of the Board Mr. Hamilton and Mr. Lewin will serve.

F-27

On May 15, 2024, GameSquare Holdings, Inc., a Delaware corporation (the “Company” or “GameSquare”), FaZe Holdings, Inc., a Delaware corporation and wholly owned subsidiary of GameSquare (“FaZe Holdings”), Faze Clan, Inc., a Delaware corporation and wholly owned subsidiary of FaZe Holdings (“FaZe Clan Inc.”), and FaZe Media Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of FaZe Clan Inc. (“Media Holdings, and together with GameSquare, FaZe Holdings and FaZe Clan Inc., the “GAME Parties”), and Gigamoon Media LLC, a Delaware limited liability company (“Gigamoon”), entered into the definitive agreements described below in connection with the formation of Faze Media, Inc. (“FaZe Media”), a Delaware corporation in which the Company will hold a 51% equity interest by way of Media Holdings and in which Gigamoon will hold a 49% equity interest. FaZe Media is a game-focused lifestyle media and intellectual property holding created as a joint venture between the GAME Parties and Gigamoon.

Concurrently on May 15, 2024, the GAME parties entered into a contribution agreement where certain assets, intellectual property and other business operations of of FaZe Holdings were contributed to FaZe Media. Media Holdings received a 51% equity interest in FaZe Media for the contributions made. GameSquare will provide certain professional and corporate services to FaZe Media in accordance with the agreement. Simultaneously with the contribution agreement, Gigamoon and FaZe Media entered into an agreement in which Gigamoon purchased 49% of the equity interest in FaZe Media for $11.0 million.

Concurrently on May 15, 2024, the Company also entered into a Trademark License Agreement with FaZe Media to acquire an exclusive worldwide licence to certain intellectual property. The license has an initial term of 10 years and automatically renews for an additional 5 year term. Either party may terminate the lease at any time upon a material breach in contract. FaZe Media may terminate upon a change of control of the Company, bankruptcy proceedings, or delisting from the national stock exchange. The Company is subject to an annual license fee of 2.5% of FaZe e-sports gross revenues, payable in common shares to FaZe Media.

On May 31, 2024, the Company and its Frankly Media LLC subsidiary (“Frankly”) sold certain non-core assets. UNIV, Ltd. acquired Frankly’s Content Management Software (“CMS”) and XPR Media LLC acquired Frankly’s PR distribution business. Combined, Frankly’s CMS and PR distribution assets generated approximately $1.6 million in annual revenue, and the Company sold these non-core assets for a total consideration of $2.2 million, which will be paid over a three-year period. The Company also removed approximately $2.3 million of annual operating expenses associated with these businesses.

On September 9, 2023, the Board of Directors (the “Board”) of FaZe Holdings Inc. (the “Company”) took action to terminate Lee Trink from his position as Chief Executive Officer (CFO) of the Company, effective immediately. The Company entered into a settlement agreement with Mr. Trink in February 2024 pursuant to which the Company will pay Mr. Trink $2.0 million in cash in lieu of consulting services to GameSquare Holdings, Inc. to be provided over the period of 24-months beginning after the merger with GameSquare Holdings, Inc.. and $1.5 million in common stock of GameSquare Holdings, Inc. upon the merger with GameSquare Holdings, Inc, of which took place on March 7, 2024. As of December 31, 2023, the Company did not accrued for the settlement as the merger was not finalized and the consulting services had not begun.

F-28

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus forms a part the information or documents listed below that we have filed with the SEC, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, and until the termination of the offering of the shares covered by this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on April 16, 2024, as amended by Amendment No. 1 to Annual Report on Form 10-K filed on April 30, 2024;

●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed on May 20, 2024;

●	Our Current Reports on Form 8-K filed on January 4, 2024, February 1, 2024, February 14, 2024, February 29, 2024, March 4, 2024, March 13, 2024, May 16, 2024, June 6, 2024, June 20, 2024 and July 8, 2024 (as amended by Amendment No. 1 to Current Report on Form 8-/A filed July 9, 2024);

●	The prospectus of the Registrant constituting part of the Registrant’s registration statement on Amendment No. 1 to Form F-4 (File No. 333-275994) filed with the SEC on January 17, 2024;

●	The description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on June 14, 2021, including any amendments or reports filed for the purpose of updating such description.

Any statement made in this prospectus or contained in a document all or a portion of which is incorporated by reference herein will be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequent prospectus supplement to this prospectus or, if appropriate, post-effective amendment to the registration statement that includes this prospectus, modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part hereof, except as so modified, and any statement so superseded will not be deemed to constitute a part hereof.

You may read and copy any materials we file with the SEC at the SEC’s website mentioned under the heading “Where You Can Find More Information.” The information on the SEC’s website is not incorporated by reference in this prospectus.

We will furnish without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference. Requests should be addressed to GameSquare Holdings, Inc., 6775 Cowboys Way, Ste. 1335, Frisco, TX 75034, Attn: General Counsel or may be made telephonically at (216) 464-6400.

We maintain a website at www.gamesquare.com. Information about us, including our reports filed with the SEC, is available through that site. Such reports are accessible at no charge through our website and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. Our website and the information contained on that website, or connected to that website, are not incorporated by reference in this prospectus.

20

GameSquare Holdings, Inc.

Up to 37,305,950 Shares of Common Stock

by Selling Stockholders

PROSPECTUS

                   , 2024

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by us) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee	$6,938
Legal fees and expenses	100,000
Accounting fees and expenses	2,500
Miscellaneous	5,562
Total	$115,000

Item 14. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company has adopted provisions in its certificate of incorporation (“Certificate of Incorporation”) and its bylaws (“Bylaws”) provide that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Certificate of Incorporation and the Bylaws provide that the Company will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Certificate of Incorporation and the Bylaws, each as currently in effect, provide that the Company will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Company to procure a judgment in the Company’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Company against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances

II-1

The Company maintains a general liability insurance policy that covers certain liabilities of the Company’s directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding sales of unregistered sales by us since June 1, 2021 that were not registered under the Securities Act of 1933, as amended (the “Securities Act”).

Between May 2022 and August 2022, we sold in multiple closing of a private placement with certain investors an aggregate of 218,726 common shares at a price of Canadian Dollar (“CAD”) $6.78 per common share for gross proceeds of $3.3 million (CAD$4.2 million).

In June 2022, we entered into a $5.0 million credit facility (the “Facility”) with Goff Jones Strategic Partners, LLC (f/k/a Goff & Jones Lending Co, LLC) (“Goff Jones”). In connection with the entry into the Facility, we issued warrants to purchase 92,829 common shares to Goff Jones at an exercise price of CAD$6.78 per share. In December 2022, in connection with a $0.8 million drawdown of the Facility, we issued additional warrants to purchase 16,177 shares of common stock to Goff Jones at an exercise price of CAD$6.29 per share.

In September 2022, we sold to certain investors in a private placement financing 617,585 units, at a price per unit of Canadian Dollar (“CAD”) $6.78, with each unit consisting of (i) one share of common share and (ii) a warrant to purchase 0.20 common shares at an initial exercise price of CAD$9.68, for aggregate gross proceeds of $3.0 million (CAD$4.2 million).

In December 2023, we issued a convertible note for a principal amount of $5.8 million which bears an interest rate of 12.75% per annum, and which is convertible into shares of common stock at a conversion price of $5.00 per share.

In March 2024, we sold to certain accredited investors 7,194,244 units, at a price of $1.39 per unit, with each unit consisting of (i) one share of Common Stock and (ii) a warrant to purchase 0.15 shares of Common Stock with an initial exercise price of $1.55 per share, for an aggregate purchase price of approximately $10.0 million.

In July 2024, we issued 80,000 shares of Common Stock (“Commitment Shares”), to the Yorkville as consideration for Yorkville’s commitment to purchase shares of Common Stock at the Company’s direction upon the terms and subject to the conditions set forth in the SEPA, upon execution of the SEPA. In the SEPA, the Yorkville represented to the Company among other things, that it is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act). The Commitment Shares are being issued and sold by the Company to Yorkville in reliance upon the exemptions from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act.

In July 2024, we also issued a convertible promissory note in the principal amount of $6,500,000 to Yorkville pursuant to the SEPA (the “Yorkville Promissory Note”). The Yorkville Promissory Note and the shares of Common Stock issuable upon conversion of the Yorkville Promissory Note have not been registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

The sales and issuances of securities in the transactions described above were not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) thereof or Regulation D promulgated thereunder. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us.

II-2

Item 16. Exhibits.

2.1+	Agreement and Plan of Merger, dated as of October 19, 2023, by and among Registrant, GameSquare Merger Sub I, Inc., and FaZe Holdings Inc. (incorporated by reference to Exhibit 2.1 to Registrant’s Current Report on Form 6-K filed with the SEC on October 20, 2023).
2.2	First Amendment to Agreement and Plan of Merger, dated as of December 19, 2023, by and among Registrant, GameSquare Merger Sub I, Inc., and FaZe Holdings Inc. (incorporated by reference to Exhibit 2.1 to Registrant’s Current Report on Form 6-K, filed with the SEC on December 22, 2023).
2.3	Asset Purchase Agreement, dated as of May 31, 2024, by and between Frankly Media LLC and UNIV, Ltd. (incorporated by reference to Exhibit 2.1 to Registrant’s Current Report on Form 8-K filed with SEC on June 6, 2024).
2.4	Asset Purchase Agreement, dated as of May 31, 2024, by and between Frankly Media LLC and XPR Media LLC (incorporated by reference to Exhibit 2.2 to Registrant’s Current Report on Form 8-K filed with SEC on June 6, 2024).
3.1	Certificate of Incorporation of GameSquare Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on March 13, 2024).
3.2	Bylaws of GameSquare Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on March 13, 2024).
4.1	Form of PIPE Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on March 13, 2024).
4.2	Description of Securities (incorporated by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).
5.1*	Opinion of Baker & Hostetler LLP
10.1	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on March 13, 2024).
10.2	Backstop Agreement, dated as of October 19, 2023, by and among Registrant and Goff & Jones Lending Co, LLC (incorporated by reference to Exhibit 10.3 to Registrant’s Current Report on Form 6-K filed with the SEC on October 20, 2023).
10.3	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed with the SEC on March 13, 2024).
10.4	Membership Interest Purchase Agreement, dated as of March 1, 2024, by and among Global Esports Properties, LLC, GameSquare Esports (USA), Inc., and GameSquare Holdings, Inc. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on March 4, 2024).
10.5	Secured Promissory Note, dated as of March 1, 2024, by and between Global Esports Properties, LLC and GameSquare Esports (USA), Inc. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on March 4, 2024).
10.6	Security Agreement, dated as of March 1, 2024, by and between Global Esports Properties, LLC and GameSquare Esports (USA), Inc. (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed with the SEC on March 4, 2024).
10.7	Convertible Note, dated as of December 29, 2023, by and between GameSquare Holdings, Inc. and King Street Partners LLC. (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K, filed with the SEC on January 4, 2024).
10.8	Security Agreement, dated as of December 29, 2023, by and between GameSquare Holdings, Inc. and King Street Partners LLC (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K, filed with the SEC on January 4, 2024).
10.9	Amended and Restated Employment Agreement, dated July 7, 2023, between the Registrant and Justin Kenna (incorporated by reference to Exhibit 10.18 to the Registrants Amendment No. 1 to Annual Report on Form 10-K, filed with the SEC on April 30, 2024).
10.10	Employment Agreement, dated July 7, 2023, between the Registrant and Lou Schwartz (incorporated by reference to Exhibit 10.19 to the Registrants Amendment No. 1 to Annual Report on Form 10-K, filed with the SEC on April 30, 2024).
10.11	Registrant’s Amended and Restated Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 4.3 to the Registrant’s Amendment No. 1 to Annual Report on Form 20-F, filed with the SEC on December 20, 2023).

II-3

10.12	GameSquare Holdings, Inc. 2024 Stock Incentive Plan (incorporated by reference to Exhibit 4.7 to Registrant’s Registration Statement on Form S-8 (File No. 333-279623), filed with the SEC on May 22, 2024).
10.13	Promissory Note, dated as of May 31, 2024, by and between Frankly Media LLC and UNIV, Ltd. (incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with SEC on June 6, 2024).
10.14	Security Agreement, dated as of May 31, 2024, by and between Frankly Media LLC and UNIV, Ltd. (incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K filed with SEC on June 6, 2024).
10.15	Transition Services Agreement, dated as of May 31, 2024, by and between Frankly Media LLC and UNIV, Ltd. (incorporated by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K filed with SEC on June 6, 2024).
10.16	Service Order, dated as of May 31, 2024, by and between Frankly Media LLC and UNIV, Ltd. (incorporated by reference to Exhibit 10.4 to Registrant’s Current Report on Form 8-K filed with SEC on June 6, 2024).
10.17	Promissory Note, dated as of May 31, 2024, by and between Frankly Media LLC and XPR Media LLC (incorporated by reference to Exhibit 10.5 to Registrant’s Current Report on Form 8-K filed with SEC on June 6, 2024).
10.18	Security Agreement, dated as of May 31, 2024, by and between Frankly Media LLC and XPR Media LLC (incorporated by reference to Exhibit 10.6 to Registrant’s Current Report on Form 8-K filed with SEC on June 6, 2024).
10.19+	Contribution Agreement, dated May 15, 2024, by and among the Company, FaZe Holdings Inc., Faze Media Holdings, LLC and FaZe Media Inc. (incorporated by reference to Exhibit 2.1 to Registrant’s Current Report on Form 8-K filed with the SEC on May 16, 2024).
10.20+	Trademark and License Agreement, dated May 15, 2024, between the Company and Faze Media, Inc. (incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the SEC on May 16, 2024).
10.21	Registration Rights Agreement, dated May 15, 2024, between the Company and Faze Media Inc. (incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K filed with the SEC on May 16, 2024).
10.22	Secondary Preferred Stock Purchase Agreement, dated as of June 17, 2024, by and among FaZe Media Holdings, LLC, M40A3 LLC, Gigamoon Media LLC, and FaZe Media, Inc. (incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the SEC on June 20, 2024).
10.23	Purchaser Voting Proxy by and between FaZe Media Holdings, LLC and M40A3 LLC (incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K filed with the SEC on June 20, 2024).
10.24	Seller Voting Proxy by and between FaZe Media Holdings, LLC and M40A3 LLC (incorporated by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K filed with the SEC on June 20, 2024).
10.25	Amended and Restated License Agreement by and between the Company and FaZe Media, Inc. (incorporated by reference to Exhibit 10.4 to Registrant’s Current Report on Form 8-K filed with the SEC on June 20, 2024).
10.26	Standby Equity Purchase Agreement, dated July 8, 2024, between GameSquare Holdings, Inc. and YA II PN, Ltd. (incorporated by reference to Exhibit 10.1 to Registrant’s Amendment No. 1 to Current Report on Form 8-K/A filed with the SEC on July 9, 2024).
10.27	Form of Convertible Promissory Note issued to YA II PN, Ltd. (incorporated by reference to Exhibit 10.2 to Registrant’s Amendment No. 1 to Current Report on Form 8-K/A filed with the SEC on July 9, 2024).
10.29	Registration Rights Agreement, dated July 8, 2024, between GameSquare Holdings, Inc. and YA II PN, Ltd. (incorporated by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K filed with the SEC on July 8, 2024).
21.1	Subsidiaries of GameSquare Holdings, Inc (incorporated by reference to Exhibit 21 to the Registrant’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).
23.1*	Consent of Kreston GTA LLP, independent registered public accounting firm.
23.2*	Consent of Marcum LLP, independent registered public accounting firm.
23.3*	Consent of Baker & Hostetler LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page)
101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the inline XBRL document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)
107*	Exhibit Fee Table

* Filed or furnished herewith.

+ Certain exhibits and/or schedules to this agreement have been omitted pursuant to Item 601 of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

II-4

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frisco, State of Texas, on July 17, 2024.

GAMESQUARE HOLDINGS, INC.

By:	/s/ Justin Kenna
Name:	Justin Kenna
Title:	Chief Executive Officer and Director (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Justin Kenna, Michael Munoz and John Wilk, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Justin Kenna Justin Kenna	Chief Executive Officer and Director (Principal Executive Officer)	July 17, 2024

/s/ Michael Munoz Michael Munoz	Chief Financial Officer (Principal Financial and Accounting Officer)	July 17, 2024

/s/ Lou Schwartz Lou Schwartz	President and Director	July 17, 2024

/s/ Stuart Porter Stuart Porter	Director	July 17, 2024

/s/ Tom Walker Tom Walker	Director	July 17, 2024

/s/ Travis Goff Travis Goff	Director	July 17, 2024

/s/ Jeremi Gorman	Director	July 17, 2024
Jeremi Gorman

/s/ Paul Hamilton	Director	July 17, 2024
Paul Hamilton

/s/ Nick Lewin	Director	July 17, 2024
Nick Lewin

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